UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Exchange Act of 1934 (Amendment No.            )

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MERITOR, INC.
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Letter to Shareholders Notice of 2022 Annual Meeting and Proxy Statement

Chris Villavarayan Chief Executive Officer and President December 17, 2021

Dear Fellow Meritor Shareholders,

Fiscal year 2021 was pivotal for Meritor as we delivered strong financial performance and expanded our position in commercial vehicle electrification as customers aggressively evaluate electric technology solutions to prepare for the future. We were able to achieve good financial results this year despite the ongoing pandemic and resulting global supply chain crisis that led to greatly increased steel and freight costs and a challenging labor environment in the United States.

At the same time, strong demand and increased truck production occurred in all our markets throughout the year. Class 8 truck production in North America increased almost 20 percent, production in India more than doubled and South America was up 50 percent. Schedule volatility and labor challenges impacted many of our plants, but we maintained a high level of safety, quality and delivery. In fact, 50 percent of our facilities had zero recordable incidents for the year, I commend these teams for the work they did to maintain a safe working culture in a challenging environment.

Meritor’s heritage dates back over a century to 1909. At that time, no one could have envisioned that the drive axle of a commercial vehicle would become “prime real estate" as the need and desire for electric commercial vehicles became a reality. Not only is Meritor integrating an electric motor, multi-speed transmission, and powertrain controls into the drive axle, we are doing it in a way that provides more value to our customers compared to alternative electric drive systems in the market today. We believe that each of these systems will result in three to four times more content for us than our traditional drive axle. Based on forecasted adoption rates, we expect to achieve fifty percent of our growth – approximately $250 million – in our M2025 timeframe from electrification alone, which would put us on the path to $1.5 billion in electrification revenue in 2030.

Every quarter of fiscal year 2021, we announced new electrification agreements that expand our potential customer base. And we announced three more wins at our Strategy Day event on December 7. Each of these collaboration opportunities is a validation of our technology solution as commercial vehicle manufacturers finalize their market strategies and architecture choices.

Meritor’s Blue Horizon brand represents our revolution in commercial vehicle transportation. The product pipeline we are bringing to market is transforming the value we deliver to customers. Thanks to the forward-thinking of global customers, government officials and environmental agencies, we will make a difference that will impact every generation to come. There is no greater legacy we can leave our children and theirs. I take great pride in my new role as Meritor’s CEO and President. This is an exciting and revolutionary time for the industry, and I believe the Meritor team possesses the talent, expertise and knowledge that comes with a company that has a heritage as strong and solid as ours.

In fiscal year 2022, we will remain focused on delivering superior financial performance, growing the business in our traditional and emerging markets, and maintaining a workplace that fosters creativity and innovation for our valued employees.

Sincerely,

Chris Villavarayan

MERITOR, INC.
2135 West Maple Road
Troy, Michigan 48084-7186

Notice of 2022 Annual Meeting of Shareholders

To the Shareholders of MERITOR, INC.:

Notice is Hereby Given that the 2022 Annual Meeting of Shareholders of Meritor, Inc. (the “Company”) will be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan 48242, on Thursday, January 27, 2022, at 9:30 a.m. (Eastern Standard Time) for the following purposes:

1.	To elect seven members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2023;
2.	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement;
3.	To consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company; and
4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on November 19, 2021 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors,

Scott M. Confer
Interim Corporate Secretary

December 17, 2021

PROXY STATEMENT

PROXY STATEMENT

The 2022 Annual Meeting of Shareholders of Meritor, Inc. (the “Company” or “Meritor”) will be held on January 27, 2022, for the purposes set forth in the accompanying Notice of 2022 Annual Meeting of Shareholders. The Board of Directors of Meritor is soliciting proxies to be used at the Annual Meeting, including any adjournment thereof, and is furnishing this proxy statement in connection with its solicitation.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), Meritor is making this proxy statement, the proxy card and the annual report to shareholders, collectively referred to herein as the proxy materials, available to you electronically via the internet. On December 17, 2021, we mailed to our shareholders a notice (the “Notice”) containing instructions on how to access and review the proxy materials and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request one. If you would like a printed copy of the proxy materials, follow the instructions for requesting them that are included in the Notice.

Shareholders of record may vote in any of three ways: (1) via the internet; (2) by calling a toll-free telephone number; or (3) if you received your proxy materials by mail, by executing and returning a proxy card. Instructions for internet voting are included in the Notice, and instructions for telephone and internet voting are included on the proxy card. If you vote by telephone or internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Corporate Secretary of the Company, by giving a valid, later-dated proxy, by voting via telephone or internet at a later date than the date of the proxy or by attending the meeting and voting in person.

If your shares are held in “street name” by a bank, broker or other nominee holder on your behalf, you must follow the directions that you receive from your bank, broker or other nominee holder in order to direct the vote or change the vote of your shares. If you wish to vote in person at the meeting, you must obtain a legal proxy from the nominee holding your Meritor shares.

Our policy is to keep proxy cards, ballots and voting tabulations that identify individual shareholders confidential. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

The Company’s fiscal year ends on the Sunday nearest September 30. For example, fiscal year 2021 ended on October 3, 2021, fiscal year 2020 ended on September 27, 2020 and fiscal year 2019 ended on September 29, 2019. For ease of presentation, September 30 is utilized consistently throughout this proxy statement to represent the fiscal year end.

VOTING SECURITIES

Only shareholders of record at the close of business on November 19, 2021 are entitled to receive notice of, and to vote at, the meeting. On November 19, 2021, we had outstanding 70,076,049 shares of our Common Stock, par value $1 per share (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share held.

As of November 19, 2021, T. Rowe Price Trust Company, as directed trustee under the Meritor savings plans for its participating employees, owned the following shares of Common Stock:

Name and Address	Number of Shares	Percent of Outstanding Common Stock
T. Rowe Price Trust Company	1,001,047	1.4%
4515 Painters Mill Road
Owings Mills, MD 21117

If you are a participant and hold shares of Common Stock in Meritor’s savings plans, your internet or telephone vote or your proxy card will also serve as a voting instruction for the trustee with respect to shares held in your account. Shares held on account of participants in these plans will be voted by the trustee in accordance with instructions from the participants (either in writing or by means of telephone or internet voting procedures). Where no instructions are received, shares will be voted by the trustee in the same manner and proportion as shares for which instructions are received.

In addition, the following entities reported beneficial ownership of more than 5% of the outstanding shares of Common Stock, calculated as of November 19, 2021. Each entity has sole voting and investment power with respect to the shares of Common Stock listed unless otherwise indicated. This information is based on Schedules 13G that were filed with the SEC throughout fiscal 2021, unless otherwise known to us.

Name and Address	Number of Shares	Percent of Outstanding Common Stock
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	10,951,327	15.6%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	8,257,807	11.7%
Wellington Entities(3) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	6,193,882	8.8%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	5,582,704	7.9%
____________________

(1)	BlackRock, Inc. filed an amendment to its Schedule 13G on February 5, 2021 as a parent holding company of thirteen subsidiaries, each of which acquired beneficial ownership of Common Stock that, in the aggregate, exceeds 5% of the total outstanding Common Stock. One of the persons deemed a beneficial owner of these shares exceeds the 5% threshold. BlackRock, Inc. has sole voting power with respect to 10,861,399 shares.
(2)	The Vanguard Group filed an amendment to its Schedule 13G on February 10, 2021 as a parent holding company of eight subsidiaries, each of which acquired beneficial ownership of Common Stock that, in the aggregate, exceeds 5% of the total outstanding Common Stock. The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 141,265 shares, sole investment power with respect to 8,058,446 shares and shared investment power with respect to 199,361 shares.

(3)	Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP filed a joint Schedule 13G on February 4, 2021 with respect to Common Stock owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP has sole voting power with respect to 0 shares, shared voting power with respect to 5,190,601 shares, sole investment power with respect to 0 shares, and shared investment power with respect to 6,193,882 shares. Wellington Management Company LLP has sole voting power with respect to 0 shares, shared voting power with respect to 4,876,527 shares, sole investment power with respect to 0 shares, and shared investment power with respect to 5,656,793 shares.
(4)	T. Rowe Price Associates, Inc. filed a Schedule 13G on February 16, 2021 reporting ownership of shares of Common Stock by investment funds and/or managed accounts for which it serves as investment adviser. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,300,415 shares.

PROPOSAL 1 - ELECTION OF DIRECTORS

Meritor’s Restated Articles of Incorporation previously provided that the Board of Directors of the Company (the “Board”) would consist of three classes, each class to consist as nearly as possible of one-third of the directors and to serve for a term to expire at the third succeeding annual meeting of shareholders after their election. On January 23, 2020, our shareholders approved, and we filed, Restated Articles of Incorporation to eliminate the classified structure of our Board over a three-year period. Specifically, our Restated Articles of Incorporation provide that (1) the directors standing for election at our 2021 annual meeting would stand for election for one-year terms; (2) the directors standing for election at our 2022 annual meeting, which includes any director elected to our Board in 2021 who was nominated for re-election, are standing for election for one-year terms; and (3) beginning in 2023, all directors will stand for election for one-year terms. Culminating in 2023, our Board will be fully declassified.

The Board currently consists of eleven members – four directors in Class I and three directors in Class III, with terms expiring at the Annual Meeting of Shareholders in 2022, and four directors in Class II, with terms expiring at the Annual Meeting of Shareholders in 2023. Jeffrey A. Craig, a Class II director and Executive Chairman of the Board, has notified the Company that he intends to retire effective December 31, 2021, at which time the number of directors will be automatically reduced to ten members – four directors in Class I; three directors in Class III; and three directors in Class II. Also effective upon Mr. Craig's retirement, William R. Newlin will become the independent Chairman of the Board.

Four and three current directors are standing for re-election at the 2022 Annual Meeting as Class I and Class III directors, respectively, for terms expiring at the Annual Meeting of Shareholders in 2023.

Our Guidelines on Corporate Governance provide that directors should offer not to stand for re-election if they are age 72 or over at the time of re-election or will reach age 72 during their new term. The members of the Corporate Governance and Nominating Committee then decide whether continued Board service is appropriate and in the best interests of the Company. Three of the current nominees standing for re-election at the 2022 Annual Meeting, Ivor J. Evans, William R. Newlin and Lloyd G. Trotter, will be over age 72 at the time of re-election. In accordance with the Guidelines on Corporate Governance, Messrs. Evans, Newlin and Trotter offered not to stand for re-election at the 2022 Annual Meeting. After considering their contributions and qualifications, the Corporate Governance and Nominating Committee determined that their continued service is appropriate.

The directors in Class II (other than Mr. Craig) will continue to serve terms expiring at the Annual Meeting of Shareholders in 2023.

Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the nominees specified in Nominees for Director with Terms Expiring in 2023, under the heading Information as to Nominees for Director and Continuing Directors below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (1) proxies would be voted for the election of the other nominees and a substitute nominee or (2) the Board would reduce the number of directors serving in Class I or Class III, as applicable.

No director of Meritor was selected pursuant to any arrangement or understanding between him or her and any person other than Meritor. There are no family relationships, as defined in Item 401 of Regulation S-K (“Regulation S-K”) of the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between any director, executive officer or person nominated to become a director or executive officer of Meritor. No person who has served as a director or executive officer of Meritor at any time since September 30, 2020 has any substantial interest, direct or indirect, in any matter to be acted on at the 2022 Annual Meeting, other than election of directors to office.

INFORMATION AS TO NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

Following are the biographies for our director nominees and our directors who will continue to serve after the 2022 Annual Meeting, including information concerning the particular experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee and the Board to conclude that the nominee or director fulfills the Board’s membership criteria (discussed below under Director Qualifications and Nominating Procedures). Except as provided below, during the last five years, no director has held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC. For a discussion of membership guidelines that outline the desired composition of the Board as a whole, see Director Qualifications and Nominating Procedures below.

NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2023

Class I Nominees

IVOR J. EVANS Former Executive Chairman of the Board, Chief Executive Officer and President Meritor Age 79

Mr. Evans, a director since May 2005, previously served Meritor as Executive Chairman of the Board from April 2015 to April 2016; Chairman of the Board and Chief Executive Officer from August 2013 to March 2015 (also serving as President from August 2013 to June 2014); and Executive Chairman of the Board and Interim Chief Executive Officer and President from May 2013 until July 2013. Prior to joining the Board, he served as Vice Chairman of Union Pacific Corporation (rail transportation) from January 2004 until his retirement in March 2005 and served as a member of the Union Pacific board of directors from 1999 to 2005. He had served as President and Chief Operating Officer of Union Pacific Railroad from 1998 until January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company (technology and engineering applications), including Senior Vice President, Industrial Components and Equipment. Prior to that, he was President of Blackstone Corp. (automotive components and systems) from 1985 to 1989 and, prior to that, spent 21 years serving in key operations roles for General Motors Corporation (automotive). He is also a former director of Textron Inc., Cooper Industries, Roadrunner Transportation Systems, Inc. and Spirit AeroSystems and a former operating partner of HCI Equity Partners (formerly named Thayer Capital Partners).

Board Qualifications:  Mr. Evans’ qualifications include extensive operational and manufacturing experience from his years as a chief operating officer and senior executive of large public companies, including some in the automotive and transportation markets in which we operate. His leadership roles at these companies have provided him with extensive capital allocation experience, which is instrumental in planning how best to use resources to develop Meritor’s business and maximize profitability. He also has considerable transactional and corporate finance experience from his time as an operating partner of a private equity firm. Mr. Evans’ service as a director of other public companies also provides broad perspective with respect to capital allocation, risk management, corporate governance, audit issues, strategy and other matters that confront public companies. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional experience relevant to Board service, including leadership expertise and knowledge of the transportation and other manufacturing industries and Meritor’s business in particular.

WILLIAM R. NEWLIN Chairman Newlin Investment Company, LLC (Equity Investment Firm) Age 81

Mr. Newlin, a director since July 2003, has been the Lead Independent Director of the Board since March 2021 and is a member of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee. He previously served as independent Chairman of the Board from April 2016 to March 2021 and Lead Independent Director of the Board from January 2015 to April 2016. He has been the Chairman and a director of Newlin Investment Company, LLC and lead investor and leader of early stage university spinout technology companies since April 2007. He served as Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc. (an NYSE listed sporting goods company) from October 2003 until his retirement in March 2007. He served as Chairman and CEO of Buchanan Ingersoll Professional Corporation (now Buchanan Ingersoll & Rooney PC, a law firm) from 1980 to October 2003. He is a director of several private companies primarily specializing in technology or life science solutions, including Liquid X Printed Metals (metallic inks), Sharp Edge Labs (patient-driven drug discovery), SpIntellx, Inc. (computational pathology) and Xibus Systems (food and beverage pathogen detection). He is a former director of Calgon Carbon Corporation (an NYSE listed purification system company) and a former director and chairman of Kennametal Inc. (an NYSE listed materials science and tooling company).

Board Qualifications:  Mr. Newlin’s broad experience in major corporate transactions and in serving as a counselor providing strategic advice to complex organizations qualifies him to sit on our Board. He has led and managed all or a major segment of large businesses such as a major retailer, professional service providers, and other public and private companies. He has extensive experience analyzing and providing a balanced approach to capital allocation. His extensive executive leadership and entrepreneurial experience provide Mr. Newlin with the skills that make him an effective director. Mr. Newlin’s prior service as a director (and Chairman) of other public companies also affords our Board the benefit of his broader exposure to capital allocation, corporate governance issues, compensation issues and other matters facing public companies. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional experience relevant to Board service, including leadership, governance, financing and specialized legal expertise, including transactional experience, experience in other strategic activities and knowledge of the federal securities laws and corporate governance matters.

THOMAS L. PAJONAS Retired Executive Vice President and Chief Operating Officer Flowserve Corporation (Manufacturer of Flow Control Products) Age 66	Mr. Pajonas, a director since September 2013, is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee. He served as Executive Vice President and Chief Operating Officer of Flowserve Corp. from February 2014 until May 2017 when he announced his retirement and subsequent transition until December 2017. He also served as Senior Vice President and Chief Operating Officer of Flowserve from January 2012 to January 2014. Prior to that, he served as President of the Flow Control Division from 2004 to 2012, holding the positions of Vice President from 2004 to 2006 and Senior Vice President from 2006 to 2012 as an officer of Flowserve. Before joining Flowserve, Mr. Pajonas was Managing Director of the U.S. rail products unit of Alstom Transport (supplier of rail products) from 2003 to 2004, and Senior Vice President of the Worldwide Power Boiler Business of Alstom, Inc. (power generation and transmission and rail infrastructure) from 1999 to 2003. Prior to that, he served in various capacities as Senior Vice President and General Manager, International Boiler Operations, and subsequently Senior Vice President and General Manager, Standard Boilers Worldwide, of Asea Brown Boveri (power and automation technologies), including supply chain, power products manufacturing, and strategic operations.

Board Qualifications: Mr. Pajonas has extensive global leadership and operational experience combined with a strong manufacturing and engineering background, which provide useful insight into the operational issues that engineering and manufacturing companies like Meritor face. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional experience relevant to Board service, including knowledge of the industrial products industry, risk management and international background and experience.

CHRIS VILLAVARAYAN Chief Executive Officer and President Meritor Age 51

Mr. Villavarayan, a director since February 2021, has served as Chief Executive Officer and President of Meritor since February 2021. He previously served Meritor as Executive Vice President and Chief Operating Officer from January 2020 to March 2021; Senior Vice President and President of Global Truck from January 2018 to January 2020; Senior Vice President and President for Americas from February 2014 until January 2018; Vice President of Global Manufacturing and Supply Chain Management from June 2012 until February 2014; Managing Director of Meritor India and CEO of MHVSIL and Automotive Axles Ltd. (joint venture between Meritor and Kalyani Group of India) from December 2009 until June 2012; General Manager of European Operations and Worldwide Manufacturing Planning and Strategy from June 2007 until December 2009; Director of Manufacturing Performance Plus from November 2006 until June 2007; Regional Manager of Continuous Improvement from July 2005 until November 2006; Industrialization Project Manager from September 2001 until July 2005; and Site Manager of the Meritor St. Thomas, Ontario, facility from June 2000 until September 2001.

Board Qualifications: Mr. Villavarayan’s qualifications to serve on our Board include extensive operational and manufacturing experience from his years leading Meritor’s operations at varying levels of seniority. This broad business background, as well as his knowledge of Meritor from many perspectives, makes him invaluable as a Board member. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional experience relevant to Board service, including leadership expertise and knowledge of the transportation industry in general and Meritor’s business in particular. Additionally, he contributes to the diversity of the Board.

CLASS III NOMINEES

JAN A. BERTSCH Retired Chief Financial Officer Owens-Illinois, Inc. (Manufacturer of Glass Containers) Age 64

Ms. Bertsch, a director since September 2016, is Chair of the Audit Committee and a member of the Corporate Governance and Nominating Committee. She served as Chief Financial Officer of Owens-Illinois, Inc. from November 2015 until her retirement in April 2019. From 2012 to November 2015, she served as Executive Vice President, Chief Financial Officer of Sigma-Aldrich Corporation (life science and biotechnology). From 2009 to February 2012, she served in various capacities for BorgWarner, Inc. (automotive components), including as Vice President and Treasurer and subsequently Vice President, Controller and Principal Accounting Officer. From 2001 to 2009, she served in various capacities for Chrysler Group LLC (automotive), ultimately serving as Senior Vice President, Chief Information Officer and Treasurer of Chrysler LLC. Ms. Bertsch has been a director of BWX Technologies (nuclear components) since 2015 (where she is the chair of the audit committee and a member of the compensation committee) and its predecessor Babcock & Wilcox from 2013 to 2015 (where she served as a member of the audit and compensation committees), a director of Regal Beloit Corporation (electric motors) since June 2019 (where she is a member of the audit committee and the compensation committee) and also served as chair of the Board of Visitors for the Wayne State University School of Medicine from 2003 to September 2016.

Board Qualifications: Ms. Bertsch has extensive financial acumen and expertise through her experience as Chief Financial Officer of Fortune 500 companies. She possesses the attributes to satisfy the Board’s basic membership criteria. She also possesses additional experience relevant to Board service, including leadership experience and expertise in the areas of manufacturing, accounting and finance, risk management, knowledge of generally accepted accounting principles and familiarity with the SEC’s disclosure rules and practices. Additionally, she contributes to the diversity of the Board.

RODGER L. BOEHM Retired Senior Partner McKinsey & Company, Inc. (Management Consultant) Age 62

Mr. Boehm, a director since December 2017, is a member of the Audit Committee and the Compensation and Management Development Committee. Until his retirement in September 2017, Mr. Boehm was a senior partner at McKinsey & Company, Inc. where he spent 31 years in a variety of roles with increasing responsibility. Mr. Boehm holds a Bachelor of Science degree in materials engineering from Purdue University and a Master of Business Administration degree from Harvard University.

Board Qualifications: Mr. Boehm has extensive experience leading consulting engagements on long-term growth strategies and performance improvement combined with a strong engineering background, which provide useful insight into the strategic issues that global manufacturing companies like Meritor face. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional experience relevant to Board service, including knowledge of the industrial products industry.

LLOYD G. TROTTER Managing Partner GenNx360 Capital Partners (Private Equity Firm) Age 76

Mr. Trotter, a director since January 2015, is Chair of the Compensation and Management Development Committee and a member of the Corporate Governance and Nominating Committee. He is a founder of GenNx360 Capital Partners, where he has been Managing Partner since February 2008. He served General Electric (conglomerate) as Vice Chairman, and as President and Chief Executive Officer of GE Industrial, from 2006 until his retirement in February 2008. He previously held various leadership positions with General Electric, including Executive Vice President, Operations, from 2005 to 2006; President and Chief Executive Officer, GE Consumer and Industrial Systems, from 1998 to 2005; and President and Chief Executive Officer, Electrical Distribution and Control, from 1992 to 1998. Prior to that he held various positions in General Electric businesses from 1970, when he began his career with the company. Mr. Trotter is a former director of Daimler AG, PepsiCo, Inc. and Textron, Inc.

Board Qualifications: Mr. Trotter has extensive knowledge and experience, through his leadership roles at General Electric, in a variety of fields that are important to Meritor’s business, including business operations, finance, manufacturing, information technology, supply chain management and international business opportunities. He has experience with acquisitions and divestitures, including from his current leadership of a private equity firm. He also has extensive corporate governance and executive compensation experience from serving on boards and committees of public companies, which further enhances his contributions and value to the Board and Meritor. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional experience relevant to Board service, including leadership expertise, international experience and knowledge of the industrial products industry. Additionally, he contributes to the diversity of the Board.

The Board recommends that you vote “FOR” the election of these nominees.

CLASS II – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2023

STEVEN BERINGHAUSE Retired Executive Vice President, Chief Technology Officer Sensata Technologies Holding plc (Electrical Sensors and Controls) Age 56

Mr. Beringhause, a director since December 2019, is a member of the Compensation and Management Development Committee. He served as Chief Technology Officer of Sensata Technologies Holding plc from September 2015 until January 2021 transitioning to retirement in May 2021. He previously served Sensata as Executive Vice President, Performance Sensing Auto from April 2015 to December 2017; Senior Vice President, Sensors from January 2013 to March 2015; Vice President, Sensors, Asia from May 2010 to December 2012; and Vice President, Sensors, Americas from April 2006 to April 2010. From 1988 to 2006, he served in various technical roles of increasing responsibility for Texas Instruments (semiconductor design and manufacturing). He is also a former director of Lithium Balance A/S (private manufacturer of battery management systems) and Uhnder (private digital radar manufacturer). Mr. Beringhause holds a Master of Science and a Bachelor of Science, both in mechanical engineering, from Massachusetts Institute of Technology.

Board Qualifications: Mr. Beringhause has extensive experience in managing advanced technology for commercial applications, including megatrend applications primarily in the areas of electrification and autonomous vehicles, and leading business operations, which provides useful insight into the future technological and product development challenges facing Meritor and its industry. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses additional experience relevant to Board service, including knowledge of the transportation industry.

ELIZABETH A. FESSENDEN Former Principal American Capital, Ltd. (Private Equity Firm) Age 66

Ms. Fessenden, a director since June 2021, is a member of the Compensation and Management Development Committee. She served as principal at American Capital, Ltd. (a Nasdaq listed private equity firm) from 2005 to 2007. Prior to that, she spent 28 years at Alcoa Corporation (aluminum manufacturer), where she held various leadership positions, including President, Flexible Packaging from May 2002 to April 2005 and President, Primary Metals Allied from July 2000 to April 2002. Ms. Fessenden has been a director of Ampco-Pittsburgh Corporation (specialized metals manufacturer) since 2017 (where she is chair of the compensation committee), a director of Alpha Metallurgical Resources, Inc. (mining and metallurgical products) since February 2021 (where she is the chair of the safety, health and environmental committee) and a director of Fluence Energy, Inc. (energy storage technology and services provider) since October 2021 (where she is chair of the audit committee). Ms. Fessenden holds Bachelor’s and Master’s degrees in engineering as well as a Master’s degree in business administration, all from Clarkson University.

Board Qualifications: Ms. Fessenden has extensive global leadership and operational experience combined with a strong manufacturing and engineering background, which provide useful insight into the operational issues that engineering and manufacturing companies like Meritor face. She possesses the attributes to satisfy the Board’s basic membership criteria. She also possesses additional experience relevant to Board service, including knowledge of the industrial products industry and international background and experience. Additionally, she contributes to the diversity of the Board.

FAZAL MERCHANT Retired Co-Chief Executive Officer Tanium Inc (IT Security and Systems Management) Age 48

Mr. Merchant, a director since October 2020, is a member of the Audit Committee. He served as Co-Chief Executive Officer of Tanium Inc. from June 2019 until his retirement in September 2020. He previously served Tanium as Chief Operating Officer and Chief Financial Officer from May 2017 to June 2019. From 2014 to 2016, he served as Chief Financial Officer for DreamWorks Animation SKG, Inc. He has also served as a director of Ryman Hospitality Properties, Inc. since December 2017 (hospitality real estate investment trust), a director of Ariel Investments (investment company) since March 2021 and a director of Tanium since June 2019. He also serves as a senior advisor to Sixth Street Partners (investment firm). Mr. Merchant holds a Bachelor of Business Administration degree from the University of Texas and a Master of Business Administration degree from Indiana University.

Board Qualifications: Mr. Merchant’s qualifications to serve on our Board include his extensive business experience in senior positions with involvement in and oversight of technology, strategy, financial reporting and controls, marketing, sales, legal and treasury operations, as well as leading Tanium’s global operations. In addition, Mr. Merchant’s experience as Chief Financial Officer of multiple companies, brings to our Board extensive financial acumen and experience. He possesses the attributes to satisfy the Board’s basic membership criteria. He also possesses the additional relevant experience of extensive accounting and finance expertise, including educational credentials, leadership experience in the areas of accounting and finance, risk management, knowledge of generally accepted accounting principles and familiarity with the SEC’s disclosure rules and practices. Additionally, he contributes to the diversity of the Board.

BOARD DIVERSITY MATRIX

The following matrix provides information regarding the gender, race and ethnicity demographics of our Board.

Gender
Female		●				●
Male	●		●	●	●		●	●	●	●	●
Race/Ethnicity
Asian (excluding Indian/South Asian)
Black/African American										●
Caucasian/White	●	●	●	●	●	●		●	●
Hispanic/Latin American
Indian/South Asian							●				●
Middle-Eastern/North African
Native American/Alaskan Native
Native Hawaiian/Other Pacific Islander

BOARD AND COMMITTEES

The Board directs or oversees the strategy and management of the business of Meritor. In fiscal year 2021, the Board held five regularly scheduled meetings and one special meeting. Each current director attended at least 75% of the aggregate number of meetings of the Board (held during the period for which he or she was a director) and the standing and special committees on which he or she served in fiscal year 2021 (during the periods that he or she served). Meritor encourages each director to attend the Annual Meeting of Shareholders. All of the then-serving directors attended the 2021 Annual Meeting.

The Board has established independence standards for directors, which are set forth in the Company’s Guidelines on Corporate Governance and are identical to the standards prescribed in the corporate governance rules of the New York Stock Exchange (the “NYSE”). The Board determined that Mses. Bertsch and Fessenden, and Messrs. Beringhause, Boehm, Evans, Merchant, Newlin, Pajonas and Trotter have no material relationship with Meritor, either directly or as a partner, shareholder or officer of an organization that has a relationship with Meritor, and are therefore independent within the meaning of the Guidelines on Corporate Governance and the NYSE listing standards. There were no transactions, relationships or arrangements involving the Company and any director or nominee for director in fiscal year 2021 that were considered by the Board in determining the independence of these directors under the Guidelines on Corporate Governance or the NYSE listing standards.

Board’s Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management, the Board provides overall risk oversight with a focus on the most significant risks facing the Company. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights any significant related risks and provides updates on other relevant matters, including issues in the industries in which the Company operates, issues that may impact the Company, operations reviews, the Company’s short- and long-term strategies and treasury-related updates. The Board has delegated responsibility for the oversight of certain risks to the Audit Committee, which oversees the Company’s policies with respect to risk assessment and risk management, including financial, accounting and cybersecurity risk exposures and management’s initiatives to monitor and control such exposures. In that role, the Audit Committee discusses with the Company’s management the Company’s major risk exposures and how these risks are managed, monitored and mitigated. The Audit Committee receives regular reports on the work of the Company’s Business Standards Compliance Committee from the Company’s General Auditor. In addition to receiving regular internal audit reports and updates on Sarbanes-Oxley Act compliance, the Audit Committee regularly meets in private session with our General Auditor and, separately, with our external auditors, which provides the opportunity for confidential discussion. The Audit Committee also receives reports on any fraud investigations that may arise. In addition, on an annual basis, management conducts an enterprise risk assessment and provides a summary report to the Audit Committee. This assessment is reviewed by management and utilized with the Audit Committee throughout the year as circumstances change. Within the Company, risk responsibilities are managed by those with the relevant functional expertise and shared among the Company’s senior management.

Risk Assessment in Compensation Programs

Our compensation consultant, Pay Governance LLC (“Pay Governance”), has been engaged to assess Meritor’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Meritor. Representatives from Internal Audit, Human Resources and Legal, with the concurrence of the Compensation and Management Development Committee, developed and carried out a process for evaluation of compensation risks. The process assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The focus was on the programs with variability of payout, in which the participant can directly affect payout, and on the controls that exist on such participant action and payout. To the extent that risks were identified, controls or mitigation of such risks and their effectiveness were discussed. The representatives also took into account Meritor’s balance between short- and long-term incentives, the alignment of performance metrics with shareholder interests, the existence of share ownership guidelines and other considerations relevant to assessing risks. Based upon the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

The Board currently consists of eleven members, all of whom, other than Mr. Craig, our Executive Chairman, and Mr. Villavarayan, our Chief Executive Officer and President, are independent.* Since April 2016, our Amended and Restated By-Laws (the “By-Laws”) and Guidelines on Corporate Governance have required the separation of the offices of Chairman and Chief Executive Officer. The Board believes this governance structure and the preponderance of outside directors represents a commitment to the independence of the Board and a focus on matters of importance to Meritor’s shareholders. The Board believes the structure also allows the Board to work effectively and properly oversee risk.

Committees

The Board currently has three standing committees (Audit; Compensation and Management Development; and Corporate Governance and Nominating), with the chairs, membership and principal functions detailed below. The charters of these committees are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.” The Board also establishes special committees from time to time for specific limited purposes or durations.

	Compensation and Management	Corporate Governance and
Audit Committee	Development Committee	Nominating Committee
Jan A. Bertsch (Chair)	Lloyd G. Trotter (Chair)	Thomas L. Pajonas (Chair)
Rodger L. Boehm	Steven Beringhause	Jan A. Bertsch
Fazal Merchant	Rodger L. Boehm	William R. Newlin
Thomas L. Pajonas	Elizabeth A. Fessenden	Lloyd G. Trotter
William R. Newlin

Audit Committee

Meritor has a separately designated standing audit committee established in compliance with applicable provisions of the Exchange Act and NYSE listing standards. The Audit Committee is currently composed of four non-employee directors: Jan A. Bertsch (chair), Rodger L. Boehm, Fazal Merchant and Thomas L. Pajonas. Each of these directors meets the criteria for independence specified in the listing standards of the NYSE. The Board has determined that Ms. Bertsch and Mr. Merchant qualify as “audit committee financial experts” (as defined by the SEC). The Board has adopted a written charter for the Audit Committee, which is reviewed and reassessed annually for compliance with the NYSE listing standards. The Audit Committee held five regularly scheduled meetings and one special meeting in fiscal year 2021.

The Audit Committee is charged with monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes and financial statement audits; compliance with legal and regulatory requirements; the independence and qualifications of the Company’s independent public accountants; the performance of the Company’s internal audit function and independent public accountants; and the Company’s systems of disclosure controls and procedures, internal controls over financial reporting and compliance with the Company’s ethical standards.

To carry out its responsibilities, the Audit Committee has authority under its charter and engages in the following activities:

Document and Information Review

●	review its charter annually and submit changes to the Corporate Governance and Nominating Committee and the Board for approval;
●	review the Company’s annual and quarterly financial statements, before their release, with the independent public accountants and senior management;
____________________

*	In November 2021, the Company announced that Mr. Craig will retire as Executive Chairman of the Board and Mr. Newlin will become the independent Chairman of the Board effective December 31, 2021.

●	review the Company’s annual and quarterly earnings releases, including the use of pro forma or adjusted information that does not conform with generally accepted accounting principles;
●	review financial information and earnings guidance before they are provided by the Company to analysts and rating agencies;

Independent Public Accountants

●	select and employ (subject to approval of the shareholders), and terminate and replace where appropriate, the independent public accountants for the Company, and approve and cause the Company to pay all audit engagement fees;
●	review the performance and independence of the independent public accountants and remove them if circumstances warrant;
●	review and approve in advance the scope and extent of any non-audit services performed by the independent public accountants and the fees charged for these services, and receive and evaluate at least annually a report by the independent public accountants as to their independence, including consideration of whether provision of non-audit services is compatible with their independence;
●	review annually the experience and qualifications of the independent public accountants’ lead partner and determine that all applicable partner rotation requirements are satisfied;
●	discuss with the independent public accountants the matters to be discussed under the standards of the Public Company Accounting Oversight Board;
●	review any significant issues related to the audit activities of the independent public accountants, and oversee the resolution of any disagreements between them and management;
●	review with the independent public accountants critical accounting policies and practices; new accounting pronouncements; significant financial reporting issues and judgments, including alternative treatments of financial information, significant changes in application of accounting principles and treatment of complex or unusual transactions; significant internal control matters, including recommendations as to the adequacy of the Company’s system of internal controls; material written communications between the independent public accountants and management, and critical audit matters and related disclosures;
●	review at least annually a report from the independent public accountants describing the firm’s internal quality control procedures, including material issues raised on review of such procedures and any investigations by governmental or professional authorities;
●	assess the objectivity and skepticism demonstrated by the independent public accountants in the performance of their work;
●	establish the Company’s policies with respect to hiring former employees of the independent public accountants;
●	review critical audit matters and related disclosures;

Financial Reporting, Accounting Policies and Internal Control Structure

●	review the integrity of the Company’s financial reporting processes in consultation with the independent public accountants and the internal audit function;
●	understand the scope of the audit plan, including the independent public accountants’ review of internal control over financial reporting and procedures used in audits and reviews of the Company’s financial statements;
●	review any disclosure made in connection with annual and quarterly certifications by the Chief Executive Officer and Chief Financial Officer in filed documents with respect to internal controls over financial reporting, disclosure controls and procedures, and instances of fraud;
●	review issues regarding accounting principles and financial statement presentation;
●	review analyses prepared by management and the independent public accountants regarding significant financial reporting issues and judgments in connection with preparation of financial statements;

●	review the effect of regulatory and accounting initiatives and off-balance sheet structures on the financial statements;
●	review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K;
●	establish procedures for the receipt, retention and handling of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential and anonymous submission by employees;
●	recommend to the Board whether the Company’s annual financial statements be included in the Company’s annual report on Form 10-K;
●	prepare the report to be included in the Company’s annual proxy statement;

Internal Audit

●	review and approve the internal audit charter, the scope of the annual internal audit plan and the results of internal audits, including management’s response to audit reports;
●	review the internal auditor’s comments on significant issues related to, and any restrictions on, internal audit activities;
●	review with the internal auditor significant internal control matters, including incidents of fraud;
●	review the composition and qualifications of the internal audit staff;
●	review and concur with management as to the appointment, reassignment, replacement, dismissal, and compensation of the internal auditor charged with auditing and evaluating the Company’s system of internal controls;
●	review the results of any quality assurance reviews;

Legal and Ethical Compliance and Risk Management

●	oversee and update the Company’s standards of business conduct policies, and monitor compliance by employees with these policies;
●	review with the Company’s chief legal officer significant contingencies that could impact the financial statements and legal compliance matters;
●	monitor policies with respect to risk assessment and risk management, including financial and accounting risk and cybersecurity risk, and initiatives to control risk exposures;
●	oversee and annually review the activities of the Company’s Employee Benefit Plan Committee (which is made up of management personnel);
●	review any findings by regulatory agencies with respect to the Company’s activities and management’s response;

General

●	review and consult with management concerning the composition and capability of the finance staff;
●	investigate matters brought to its attention within the scope of its duties;
●	engage outside consultants, independent counsel or other advisors;
●	review its performance annually; and
●	perform any other activities consistent with its charter, applicable law and the Company’s governing instruments.

As part of each regularly scheduled meeting, the Audit Committee meets in separate executive sessions with the independent public accountants, the internal auditors and senior management and as a committee without members of management present.

Compensation and Management Development Committee

The five current members of the Compensation and Management Development Committee (the “Compensation Committee”) are Lloyd G. Trotter (chair), Steven Beringhause, Rodger L. Boehm, Elizabeth A. Fessenden and William R. Newlin. Each of these directors is a non-employee director who meets the criteria for independence specified in the listing standards of the NYSE (including those criteria specifically applicable to members of compensation committees) and the criteria for qualifying as a non-employee director specified under the Exchange Act. These directors are not eligible to participate in any of the plans or programs that are administered by the Compensation Committee. The Compensation Committee held five regularly scheduled meetings and no special meetings in fiscal year 2021. To carry out its responsibilities, the Compensation Committee has authority under its charter and engages in the following activities:

●	review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance against these goals and objectives, and set his compensation accordingly;
●	establish salaries and annual incentive opportunities of all of the Company’s other officers and review the salary plan and annual incentive opportunities for other Company executives;
●	evaluate the performance of the Company’s senior executives and plans for management succession and development;
●	review the design and competitiveness of the Company’s compensation plans and make recommendations to the Board;
●	administer the Company’s incentive, deferred compensation, stock options and long-term incentive plans (except with respect to any equity grants to directors, which are administered by the Corporate Governance and Nominating Committee) and any employment, severance, change in control or similar agreements applicable to the Company’s senior executives;
●	review material amendments to the design and competitiveness of the Company’s medical benefit plans;
●	review all material amendments to the Company’s pension and other retirement plans and make recommendations to the Board concerning these amendments;
●	hire outside consultants, independent counsel and other advisors and approve the terms of their engagement, after considering the advisors’ independence from management;
●	prepare the report to be included in the Company’s annual proxy statement;
●	oversee the Company’s compliance with rules and regulations of the SEC and NYSE relating to shareholder approval of certain executive compensation matters; and
●	review its performance annually.

See Executive Compensation - Compensation Discussion and Analysis below for further information on the scope of authority of the Compensation Committee and the role of management and compensation consultants in determining or recommending the amount or form of executive compensation.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently composed of four non-employee directors, Thomas L. Pajonas (chair), Jan A. Bertsch, William R. Newlin and Lloyd G. Trotter, all of whom meet the criteria for independence specified in the listing standards of the NYSE. The Corporate Governance and Nominating Committee held five regularly scheduled meetings and no special meetings in fiscal year 2021. To carry out its responsibilities, the Corporate Governance and Nominating Committee has authority under its charter and engages in the following activities:*

●	screen and recommend to the Board qualified candidates for election as directors of the Company and for service as the Chairman;
____________________

*	In connection with Mr. Craig’s retirement, the Board approved amendments to the Corporate Governance and Nominating Committee’s charter eliminating the role of Executive Chairman effective December 31, 2021. The above summarizes the charter as revised.

●	periodically prepare and submit its selection criteria for director nominees to the Board for adoption;
●	oversee, with the assistance of management, a process for new Board member orientation;
●	annually assess the performance of the Board and each committee;
●	consider matters of corporate governance and Board practices, including oversight of the Company’s strategies and self-assessments related to environmental, social and governance (ESG) matters that are material to the Company’s performance;
●	review periodically the Company’s articles of incorporation, by-laws and guidelines on corporate governance in light of statutory changes and current best practices;
●	review periodically the charter, responsibilities, membership and chair of each committee of the Board and recommend appropriate changes;
●	review periodically non-employee directors’ compensation and make recommendations to the Board;
●	review director independence, conflicts of interest, qualifications and conduct, and recommend to the Board removal of a director when appropriate;
●	oversee engagement with shareholders and proxy advisory firms regarding corporate governance matters and establish protocols with respect to the Company’s overall shareholder engagement initiatives; and
●	engage search firms and other consultants and independent counsel.

See Director Qualifications and Nominating Procedures below for further information on the nominating process.

In discharging its duties with respect to review of director compensation, the Corporate Governance and Nominating Committee from time to time retains a compensation consultant to provide information on current trends, develop market data and provide objective recommendations as to the amount and form of director compensation. In fiscal year 2021, the compensation consultant was Pay Governance. Management has no role in determining or recommending the amount or form of director compensation.

DIRECTOR QUALIFICATIONS AND NOMINATING PROCEDURES

As described above, Meritor has a standing nominating committee, the Corporate Governance and Nominating Committee, currently composed of four non-employee directors who meet the criteria for independence specified in the listing standards of the NYSE. The Corporate Governance and Nominating Committee’s charter is posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.”

The Board has adopted guidelines that outline the desired composition of the Board as a whole and the criteria to be used in selecting director nominees. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds, who have significant senior managerial experience in complex organizations and who represent the balanced interests of shareholders as a whole rather than those of special interest groups.

The basic selection criteria include: highest character and integrity; experience with and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; no conflict of interest that would interfere with performance as a director; and financial acumen. Other important factors include: knowledge of the transportation and industrial products industry or another manufacturing industry; specialized expertise in a field with which the Board may be expected to interface; experience doing business abroad; and enhancement of the diversity of the Board (which the Board considers in terms of all aspects of diversity, such as diversity of perspective, experience, background and expertise, when compared with the skillsets and backgrounds of other directors, as well as diversity of gender and race). The Board understands the value of cognitive diversity in decision making and has sought qualified individuals, including women and underrepresented minorities, as Board candidates. The guidelines also set forth examples, for illustrative purposes only, of candidates whose backgrounds would generally be considered to make them positive additions to the Board.

In considering candidates for the Board, the Corporate Governance and Nominating Committee is guided by the criteria set forth above. The entirety of each candidate’s credentials is considered, and there are no specific minimum qualifications that must be met by a director nominee. In addition, our Guidelines on Corporate Governance require that qualified women and underrepresented minority candidates be included in each search pool from which the Corporate Governance and Nominating Committee selects director candidates. The individual biographies of each of our current directors and nominees set forth above outline each individual’s specific experiences, attributes and skills that qualify that person to serve on our Board.

The Corporate Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. In fiscal year 2021, the Corporate Governance and Nominating Committee paid Heidrick & Struggles $126,647 in reimbursed expenses in connection with identifying Board candidates for consideration, including Ms. Fessenden.

Our By-Laws allow a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on the Board, if the shareholder or group meets the ownership requirement of 3% or more of our outstanding Common Stock held continuously for at least the previous three years. In order for such nominees to be included in our proxy materials, the shareholder(s) and nominee(s) must also satisfy the other requirements specified in our By-Laws and submit a notice of proxy access nomination together with certain related information required by our By-Laws. Shareholders may also recommend candidates for consideration by the Corporate Governance and Nominating Committee by writing to the Corporate Secretary of the Company at its headquarters in Troy, Michigan, giving the candidate’s name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. The Corporate Governance and Nominating Committee evaluates the qualifications of candidates properly submitted by shareholders using the same criteria and in the same manner as potential nominees identified by the Company. No candidates for Board membership have been put forward for election at the 2022 Annual Meeting pursuant to these proxy access provisions of our By-Laws.

DIRECTOR COMPENSATION IN FISCAL YEAR 2021

The following table reflects compensation for the fiscal year ended September 30, 2021 awarded to, earned by or paid to each non-employee director who served during the fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Steven Beringhause	105,000	119,974	224,974
Jan A. Bertsch	—	249,938	249,938
Rodger L. Boehm	—	234,932	234,932
Rhonda L. Brooks(4)	57,500	119,974	177,474
Ivor J. Evans	105,000	119,974	224,974
Elizabeth A. Fessenden	35,000	69,980	104,980
Fazal Merchant	115,000	149,957	264,957
William R. Newlin	196,667	119,974	316,641
Thomas L. Pajonas	125,000	119,974	244,974
Lloyd G. Trotter	—	239,916	239,916
____________________

(1)	This column includes retainer fees, committee chair fees and, for Mr. Newlin, the Chairman and Lead Independent Director fees earned in fiscal year 2021. This column does not include cash amounts paid in 2021 if such amounts were earned and reported in prior years but deferred for future payment pursuant to the Deferred Compensation Policy for Non-Employee Directors.

(2)	This column includes the grant date fair value, computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of the following separate grants of restricted shares of Common Stock (“restricted shares”). Information on the assumptions used in valuation of the grants is included in Note 18 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 (the “Form 10-K”). These amounts may not reflect the actual value realized upon settlement or vesting.

Name	10/1/2020 Grants	1/1/2021 Grants	2/5/2021 Grants	4/1/2021 Grants	6/1/2021 Grants	7/1/2021 Grants
Steven Beringhause	$—	$—	$119,974	$—	$—	$—
Jan A. Bertsch	32,489	32,487	119,974	32,491	—	32,497
Rodger L. Boehm	28,741	28,747	119,974	28,732	—	28,738
Rhonda L. Brooks	—	—	119,974	—	—	—
Ivor J. Evans	—	—	119,974	—	—	—
Elizabeth A. Fessenden	—	—	—	—	69,980	—
Fazal Merchant	29,983	—	119,974	—	—	—
William R. Newlin	—	—	119,974	—	—	—
Thomas L. Pajonas	—	—	119,974	—	—	—
Lloyd G. Trotter	29,983	29,975	119,974	29,985	—	29,999

(3)	In connection with their service on the Board, the current non-employee directors held the following restricted shares granted under the 2020 Long-Term Incentive Plan (the “2020 LTIP”), the 2010 Long-Term Incentive Plan, as amended and restated (the “2010 LTIP”), and other former plans of the Company at fiscal year-end 2021. There were no stock options outstanding at fiscal year-end 2021.

Name	Restricted Shares
Steven Beringhause	9,668
Jan A. Bertsch	29,579
Rodger L. Boehm	28,586
Ivor J. Evans	15,074
Elizabeth A. Fessenden	2,620
Fazal Merchant	5,329
William R. Newlin	20,285
Thomas L. Pajonas	15,074
Lloyd G. Trotter	29,172

(4)	Ms. Brooks retired from the Board on April 1, 2021.

Narrative Description of Director Compensation

Only non-employee directors receive compensation for Board service. Directors who are also employees of Meritor or any of its subsidiaries do not receive compensation for serving as a director. The Company also reimburses its directors for their travel and related expenses in connection with attending Board, committee and shareholders’ meetings.

The following types of compensation were earned by or paid to non-employee directors in fiscal year 2021:

Retainer Fees. Non-employee directors of Meritor received an annual cash retainer of $105,000 for Board service. Members of the Audit Committee also received an additional annual cash retainer of $10,000. The chairs of the standing Board committees received additional annual cash retainers in the following amounts: Audit Committee and Compensation Committee - $15,000; and Corporate Governance and Nominating Committee - $10,000. In addition and as applicable for the time periods served, the independent Chairman of the Board received an additional annual cash retainer in the amount of $150,000 and the Lead Independent Director of the Board received an additional annual cash retainer in the amount of $50,000.

Equity-Based Awards. As part of our director compensation, each non-employee director is entitled to receive, on or about the date of the Annual Meeting of Shareholders, an equity grant with a value of approximately $120,000, in the form of restricted shares. The restricted shares were granted under the 2020 LTIP and generally vest upon the earlier of (1) three years from the date of grant or (2) the date the director resigns or ceases to be a director by reason of the antitrust laws, compliance with the Company’s conflict of interest policies, or other circumstances the Board determines not to be adverse to the best interests of the Company, if the Board deems such restricted shares to be earned. The equity grants to directors in 2021 were made on February 5, 2021 in the amount of 3,953 restricted shares per director.

Deferrals. A director may elect to defer payment of all or part of the cash retainer and committee fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year (provided sufficient shares are available under a plan covering director equity grants to accommodate this deferral option at the time of the director’s election) to defer all or any portion of the cash retainer and meeting fees by electing to receive restricted shares or restricted share units that could be forfeited if certain conditions are not satisfied. The restricted shares or restricted share units in lieu of the cash retainer and committee fees are valued at the closing price of the Common Stock on the NYSE – Composite Transactions reporting system (the “NYSE Closing Price”) on the date the fee payment would otherwise be made in cash. In fiscal year 2021, none of the directors deferred cash payments to a later date and three directors elected to receive restricted shares in lieu of cash payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of fiscal year 2021, there have been no transactions, and there are no currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any director, officer or greater-than-5% beneficial owner of Common Stock, or any member of their immediate family, had or will have a direct or indirect material interest.

Various means are employed to solicit information about relationships or transactions involving officers and directors that could raise questions of conflict of interest. Annual questionnaires solicit information from directors and officers regarding transactions and relationships that could trigger SEC rules on disclosure of related-person transactions, as well as relationships and transactions that could impair a director’s independence under the listing standards of the NYSE. Directors and officers have a continuing duty to update this information should any changes occur during the fiscal year. In addition, all salaried employees, including officers, and directors have a duty to report any known conflicts of interest that would violate the Company’s Code of Ethics (including policies regarding standards of business conduct and conflicts of interest; see Code of Ethics below). A toll-free ethics helpline is available for that purpose. Salaried employees, including officers, are also required to complete an annual certification that they are unaware of, or have reported, any such conflict of interest.

Although we have no written policy regarding review, approval or ratification of related-person transactions, the Audit Committee under its charter has the authority to review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K. The Business Standards Compliance Committee (which is made up of management personnel) and the Audit Committee have responsibility for review of compliance by officers and other employees (including their immediate family members) with the Code of Ethics, including conflict of interest provisions, and the Corporate Governance and Nominating Committee has similar responsibility with respect to compliance by directors and director nominees (including their immediate family members). If a transaction or relationship involving an officer or director were to be reported through the toll-free ethics helpline, annual compliance certifications, questionnaires or otherwise, the Audit Committee, with the assistance of the Business Standards Compliance Committee, would investigate and consider all relevant facts and circumstances, including the nature, amount and terms of the transaction; the nature and amount of the related person’s interest in the transaction; the importance of the transaction to the related person and to the Company; whether the transaction would impair the judgment of a director or officer to act in the Company’s best interest; and any other facts involving the transaction that the Audit Committee deems significant, and would then take appropriate action. Transactions will not be approved under the Code of Ethics if they are not in the Company’s best interests. Any committee member who is a related person in connection with a transaction would not participate in consideration of that transaction.

CORPORATE GOVERNANCE AT MERITOR

The Company believes good corporate governance is critical to its stability and long-term success. The Board is committed to good governance policies and practices that serve the long-term interests of the Company and its shareholders, employees and other stakeholders. Highlighted below are some of our key corporate governance policies and practices.

Corporate Governance Highlights

☑9 of 11 directors are independent under our Guidelines on Corporate Governance and the NYSE’s listing standards
☑Independent Board Chair or Lead Director
☑Board Chair and Chief Executive Officer roles separated
☑Proxy access right granted to shareholders
☑Qualified women and underrepresented minority candidates required in each search pool from which the Corporate Governance and Nominating Committee selects director candidates

☑Director resignation policy for directors who fail to obtain a majority vote
☑Annual Board and committee evaluations
☑Executive sessions of independent directors held at each regularly scheduled Board meeting
☑Commitment to corporate social responsibility
☑Share ownership guidelines for directors and executives

The foundation of our corporate governance principles and practices is the independent nature of our Board, and its primary responsibility to Meritor’s shareholders. Our Guidelines on Corporate Governance are reviewed periodically by the Corporate Governance and Nominating Committee, and changes are recommended to the Board for approval as appropriate. We will continue to monitor developments and review our Guidelines on Corporate Governance periodically and will modify or supplement them when and as appropriate. Our current Guidelines on Corporate Governance are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.” Our Guidelines on Corporate Governance and practices are summarized below.*

Board Independence

●	Independent directors must comprise at least a majority of the Board and, as a matter of policy, a substantial majority of the Board should be independent directors. The Board has adopted criteria for independence based on the definition used in the listing standards of the NYSE;
●	The Board reviews the independence of each director annually;
●	Only independent directors serve on the Board’s standing committees;

Board Composition

●	The Board should consist of a sufficient number of directors to represent various viewpoints and areas of expertise, but not be so large as to impair its ability to function efficiently. In general, the Board consists of 9 to 13 members, but may be smaller or larger to address special circumstances;
●	Board membership criteria have been adopted by the Board and are reviewed for appropriateness at least every three years. Board nominees are screened and recommended by the Corporate Governance and Nominating Committee and approved by the full Board (see Director Qualifications and Nominating Procedures above for information on Board selection criteria);
●	Qualified women and underrepresented minority candidates are required in each search pool from which the Corporate Governance and Nominating Committee selects director candidates;
____________________

*	In connection with Mr. Craig’s retirement, the Board approved amendments to the Guidelines on Corporate Governance eliminating the role of Executive Chairman effective December 31, 2021. The above summarizes the Guidelines on Corporate Governance as revised.

●	Committee membership is reviewed periodically to assure that each committee has the benefit of both experience and fresh perspectives;
●	Committee chair rotation is considered at least once every four years;
●	Our directors generally should not serve on the boards of more than three other public companies, unless the Board has determined that such service does not impair the ability of the director to serve effectively on the Board;
●

The Chief Executive Officer should not ordinarily serve on the boards of any other public companies during the first two years of tenure as Chief Executive Officer and thereafter should not ordinarily serve on more than one other public company board, unless the Board, in each case, determines that such simultaneous service would not impair the ability of the Chief Executive Officer to serve the Company and the Board effectively and no director should join the board of another public company unless the Corporate Governance and Nominating Committee and the Board determine that such service would not conflict with service on the Board or a Company policy;

●	The Guidelines on Corporate Governance establish the following expectations regarding director tenure:
○

Non-employee directors should offer not to stand for re-election if they are age 72 at the time of re-election or will reach age 72 during their new term. The Corporate Governance and Nominating Committee decides whether continued Board service is appropriate and, if so, the length of the next term;

○

Directors whose job responsibilities change significantly during their Board service, or who retire from the position they held when elected to the Board, are required to offer to resign upon such occurrence. The Corporate Governance and Nominating Committee reviews the appropriateness of continued Board membership;

○

When the Chief Executive Officer retires or resigns from that position, he or she is expected to offer his or her resignation from the Board. The Board and the successor Chief Executive Officer determine whether continued Board service is desirable and appropriate;

○

Under the Company’s majority vote policy, any nominee for director who receives a greater number of “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation after the certification of the election results. The Corporate Governance and Nominating Committee considers the resignation and recommends to the Board what action should be taken. The Board is required to take action and publicly disclose the decision and its underlying rationale within 90 days of certification of the election results;

Key Responsibilities of the Board

●	The Company’s long-term strategic goals and plans are discussed in depth by the Board at least annually;
●

The non-employee directors select the Chief Executive Officer and meet at least annually to evaluate the Chief Executive Officer’s performance against long-term goals and objectives established by the Compensation Committee. This evaluation is used in the Compensation Committee’s consideration of the Chief Executive Officer’s compensation;

●	Management development and succession plans are reviewed annually, including Chief Executive Officer succession plans;

Board and Committee Meetings

●	The Board has appointed a Chairman who chairs executive sessions, serves as liaison with the Chief Executive Officer and participates in development of meeting agendas;
●

Board and committee meeting agendas are developed through discussions with management and the Chairman and/or committee chair, and are focused on business performance and strategic issues, leadership, and recent developments;

●	Agendas are distributed in advance so directors are aware of matters to be discussed and can recommend additional items;
●

Presentation materials are generally made available to Board and committee members for review in advance of each meeting. If the subject matter is too sensitive for advance distribution of materials, directors are advised in advance of the subject matter and issues to be considered and are given ample time to deliberate on proposed actions;

●	Directors are expected to attend, prepare for and participate in meetings. The Corporate Governance and Nominating Committee monitors each director’s attendance and addresses any issues that arise;
●

Non-employee directors meet in private executive sessions during each regular Board meeting. The Chairman chairs these meetings and communicates the results of the sessions to the Chief Executive Officer;

●	Minutes of each committee meeting are provided to each Board member, and the chair of each committee reports at Board meetings on significant committee matters;
●

Information and data important to understanding the Company’s business, including financial and operating information and factors affecting the Company’s strategic plans and outlook, are distributed regularly to the Board;

Board Performance and Committee Operations

●

The Corporate Governance and Nominating Committee, which is composed solely of independent directors, is responsible for corporate governance and Board practices, and formally evaluates these areas periodically;

●	Each Board committee has a detailed charter outlining its responsibilities, as described above under the heading Board and Committees – Committees;
●

The Board and its committees have the authority to hire such outside counsel, advisors and consultants as they choose with respect to any issue related to Board activities. Directors also have full access to Company officers and employees and the Company’s outside counsel and auditors;

●

To enhance Board effectiveness, the Corporate Governance and Nominating Committee reviews and assesses annual self-evaluations of the Board’s and each committee’s performance. In addition, informal reviews of individual performance are conducted periodically. Results are shared with the Board, and action plans are formulated to address any areas for improvement;

Director Education

●

Each new director participates in an orientation program for the Company’s business, which includes discussions with key members of management and background materials on the Company’s governance framework, financial results and business;

●	The continuing education process for Board members includes review of extensive informational materials and meetings with key management personnel;
●	Meeting agendas regularly include discussions of business environment, outlook, performance and action plans for the various business segments;
●

Board members may request presentations on particular topics and specific facility visits to educate themselves and update their knowledge as to the Company, its industry and markets, the responsibilities of directorship and other topics of interest;

●	Each director is encouraged to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors;
●	In each fiscal year, at least one director is required to attend a director education seminar. In fiscal year 2021, three directors each attended one or more of such seminars;

Alignment with Shareholder Interests

●

A portion of director compensation is equity-based and therefore tied to the Company’s stock performance. Directors can also elect to receive their cash retainer fees in the form of restricted shares or restricted share units;

●

The Compensation Committee and the Board oversee executive compensation programs to help ensure that they are linked to performance and increasing shareholder value. The Compensation Committee also monitors compliance by Company executives with stock ownership guidelines (see Executive Compensation –Compensation Discussion and Analysis below);

●	Senior management meets regularly with major institutional investors and shareholders and reports to the Board on analysts’ and shareholders’ views of the Company; and
●

The Board has adopted stock ownership guidelines for non-employee directors to further the direct alignment of directors’ and shareholders’ economic interests. Each non-employee director is required to own shares of Common Stock, restricted shares or restricted share units with a market value equal to at least five times the annual cash retainer, effective five years from the date of his or her initial election to the Board. As of the end of fiscal year 2021, all of the non-employee directors were in compliance with the ownership guidelines, taking into account permitted transition periods for newer directors.

CODE OF ETHICS

All Meritor employees, including our Executive Chairman, Chief Executive Officer, Chief Financial Officer and other executive officers and our Chief Accounting Officer, are required to comply with our corporate policies, regarding standards of business conduct and conflicts of interest. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The Audit Committee has oversight responsibility with respect to compliance by employees. The Board is also required to comply with these policies, and the Corporate Governance and Nominating Committee is responsible for monitoring compliance by directors.

Employees are obligated to report any conduct that they believe in good faith to violate these policies. Employees may submit concerns or complaints regarding ethical issues on a confidential basis to our ethics helpline, by means of a toll-free telephone call or e-mail. The Office of the Chief Legal Officer investigates all concerns and complaints. Employees may also contact the Board or the Audit Committee directly on these issues (see Communications with the Board below).

Meritor’s ethics manual, including the text of the policies on standards of business conduct and conflicts of interest, is posted in the section headed “Investors – Corporate Governance” on our website, www.meritor.com. We will post on our website any amendment to, or waiver from, a provision of our policies that applies to our Executive Chairman, Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC and in other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

CORPORATE SOCIAL RESPONSIBILITY

Meritor’s and the Board’s commitment to sustainability, including beneficial ESG related business practices, is integral to how the Company conducts its business. Sustainability and good corporate stewardship have been a part of Meritor’s culture throughout its long history of innovative product design and manufacture. We last published our annual sustainability report in March 2021 to share the work we have done in the areas of advanced technologies; environment, health and safety; manufacturing initiatives; human capital, social responsibility and corporate governance.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

The following table shows the beneficial ownership, reported to us as of October 31, 2021, of Common Stock of (1) each director; (2) each executive officer listed in the table under Executive Compensation – Fiscal Year 2021 Summary Compensation Table below; and (3) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of outstanding Common Stock.

Beneficial Ownership as of October 31, 2021
			Percent of
			Outstanding
Name	Number of Shares(1)		Common Stock(2)
Steven Beringhause	9,668	(3)	*
Jan A. Bertsch	56,786	(3)(4)	*
Rodger L. Boehm	36,523	(3)	*
Ivor J. Evans	329,015	(3)	*
Elizabeth A. Fessenden	2,620	(3)	*
Fazal Merchant	5,329	(3)	*
William R. Newlin	204,336	(3)(5)	*
Thomas L. Pajonas	62,936	(3)	*
Lloyd G. Trotter	76,470	(3)	*
Chris Villavarayan	123,421	(6)(7)	*
Jeffrey A. Craig	299,803	(6)	*
Carl D. Anderson II	31,976	(6)(7)	*
Timothy Bowes	318		*
John Nelligan	19,699	(6)(7)	*
Hannah S. Lim-Johnson(8)	—		*
All of the above and other executive officers as a group (16) persons	1,284,952	(3)(4)(5)(6)(7)	1.8%
___________________
*	Less than one percent.
(1)	Each person has sole voting and investment power with respect to the shares of Common Stock listed unless otherwise indicated.
(2)

For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares of Common Stock owned by that person and the number of shares of Common Stock outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through trust arrangements), in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(3)	Includes restricted shares awarded under the Company’s long-term incentive plans. Restricted shares are held by the Company until certain conditions are satisfied.
(4)	Includes 25,767 shares of Common Stock held by a trust of which Ms. Bertsch is trustee.
(5)	Includes 6,860 shares of Common Stock held by a trust of which Mr. Newlin’s spouse is beneficiary.
(6)

In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares of Common Stock owned includes the following number of shares of Common Stock that may be acquired upon vesting of restricted share units within 60 days: 66,066 restricted share units for Mr. Villavarayan; 261,263 restricted share units for Mr. Craig; 12,011 restricted share units for Mr. Anderson; 16,011 restricted share units for Mr. Nelligan; and 365,356 restricted share units for all directors and executive officers as a group. Does not include restricted share units or performance share units granted under the Company’s stock plans and held as of October 31, 2021 that do not vest within 60 days.

(7)	Includes shares beneficially owned under the Company’s Savings Plans.
(8)	Ms. Lim-Johnson, Senior Vice President, Chief Legal Officer and Corporate Secretary, separated from the Company effective October 25, 2021.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board that such Compensation Discussion and Analysis be included in this proxy statement and the Form 10-K. The four independent directors listed below were the members of the Compensation Committee who participated in the review, discussions and recommendation with respect to the Compensation Discussion and Analysis for fiscal year 2021.

Compensation and Management Development Committee

Lloyd G. Trotter, Chair
Steven Beringhause
Elizabeth A. Fessenden
William R. Newlin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries within the last three fiscal years. During fiscal year 2021, no member of the Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related-person transactions. In fiscal year 2021, none of the Company’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this section of the proxy statement is to provide information about our executive compensation programs that relate to the compensation of the Named Executive Officers, as defined below. The Named Executive Officers are the senior members of management listed or discussed in the compensation tables included in this proxy statement. The qualitative information and rationales regarding our executive compensation policies and practices described below are intended to provide a better understanding of the quantitative information regarding each Named Executive Officer described in the tables and narratives that follow this section.

COVID-19 Pandemic Response

The COVID-19 pandemic adversely affected the Company’s financial performance throughout most of fiscal year 2020 and the beginning of fiscal year 2021, however the direct adverse impacts of the pandemic on its operations and financial performance started to dissipate over the course of the third fiscal quarter of fiscal year 2021. Due to the adverse effects of the COVID-19 pandemic on the Company’s financial performance and the uncertainty around its duration and breadth, the Company implemented a series of cost reduction measures in March 2020 to preserve its financial flexibility, including the suspension of certain employer-paid retirement savings plan and pension contributions from May 1, 2020 through the end of the first quarter of fiscal year 2021. These actions affected certain elements of the compensation paid to our Named Executive Officers for portions of fiscal year 2021 as further detailed below.

In December 2020, the Compensation Committee adjusted the fiscal 2019-2021 performance cycle under the 2010 LTIP to address retention and attrition concerns resulting from the COVID-19 pandemic’s impact on the Company’s incentive compensation plans, and to continue to incentivize executive performance in a difficult and uncertain environment. The adjustment lowered the threshold targets required to achieve a payout for the fiscal 2019-2021 performance cycle but did not adjust the targets for these performance metrics for payments at or above 100% of target. Further detail on the impacts of this adjustment on the compensation paid to our Named Executive Officers in fiscal year 2021 is provided below.

Executive Summary

We believe our executive compensation program represents best practices that serve the interests of shareholders. Highlighted below are some of our key practices.

What We Do	What We Don't Do
☑Focus the majority of pay on performance-based elements
☑Retain an independent compensation consultant
☑Perform an annual peer review and risk assessment
☑Target the median of our peer group when determining executive compensation
☑Maintain a clawback policy in cases of financial restatement
☑Require double-trigger upon change in control in order to receive cash severance and for accelerated vesting to occur
☑Set rigorous stock ownership guidelines for officers and directors
☑Incentive payouts are capped at 200% of target
☑Request an annual say-on-pay shareholder vote
☒Provide excessive perquisites ☒Pay excise tax gross-ups ☒Promise multi-year salary increases ☒Guarantee minimum bonuses ☒Allow officers or employees to hedge or pledge company stock

The main components of Meritor’s executive compensation program are annual salary, annual incentives and long-term incentives. The Compensation Committee believes in a “pay for performance” philosophy under which executives are rewarded for performance against objective standards and, as part of that philosophy, continues to examine the Company’s executive compensation program and makes changes accordingly. The actions taken by the Compensation Committee in fiscal year 2021 reflect that philosophy.

Recent actions taken by the Compensation Committee to update and improve the Company’s compensation practices include:

●	Changes to Compensation Levels due to Transition of Leadership. As discussed below under the heading “Elements of the Meritor Compensation Program – Components,” in March 2021, Mr. Craig, formerly the Chief Executive Officer and President, assumed the title of Executive Chairman of the Board, and Mr. Villavarayan, formerly Executive Vice President and Chief Operating Officer, assumed the title of Chief Executive Officer and President (see Board of Directors and Committees – Board Leadership Structure above for further information). This arrangement was the first step in the transition of leadership from Mr. Craig to Mr. Villavarayan and was accompanied by adjustments to their compensation to reflect their revised roles (see “Summary Compensation Table” below for information on total compensation for Mr. Craig and Mr. Villavarayan in 2021, reflecting this mid-year adjustment). In November 2021, Mr. Craig notified the Board of his intention to retire as Executive Chairman effective December 31, 2021. With Mr. Craig’s retirement, the Committee will continue to assess the compensation of Mr. Villavarayan and the leaders of the Company’s business and functional units based on each individual’s scope and responsibilities and the corresponding market analysis and benchmarking studies provided by Pay Governance. There are no current plans to fill the positions of Executive Chairman or Chief Operating Officer, and in November 2021, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, adopted Amended and Restated By-laws effective December 31, 2021, which eliminate the Executive Chairman position and provide for an independent non-executive Chairman of the Board.

●	Continued 100% Equity-Based Long-Term Incentives Going Forward. For the fiscal 2020-2022 and fiscal 2021-2023 performance cycles, the Compensation Committee made awards that were entirely equity-based. Awards for both fiscal 2020-2022 and fiscal 2021-2023 were 60% performance-based, in the form of performance share units, and 40% service-based, in the form of restricted share units, as described below. In November 2021, the Compensation Committee continued this practice, granting 100% equity-based long-term incentives for the fiscal 2022-2024 performance cycle. These awards are also 60% performance-based, in the form of performance share units, and 40% service-based, in the form of restricted share units. The Compensation Committee believes the mix of awards for our executives will promote achievement of performance goals and provide retention incentives to key management personnel.
●	Peer Group Analysis Review. The Compensation Committee annually assesses the competitiveness of the Company’s executive compensation compared to that of similar companies, as described below under the heading “Market Analysis and Benchmarking.” In July 2021, the Compensation Committee engaged its compensation consultant, Pay Governance, to evaluate the Company’s peer group to help ensure that it is appropriate in light of the Company’s current situation. This evaluation resulted in the removal and addition of two peer companies, and the results of this evaluation were used in the Compensation Committee’s review of executive compensation in November 2021 for fiscal year 2022.

Administration of Executive Compensation Program

The Compensation Committee has overall responsibility for executive compensation, including administration of equity compensation plans (see Board and Committees above for information on the Compensation Committee’s members, charter and meetings in fiscal year 2021). As part of this responsibility, the Compensation Committee evaluates the performance of the Executive Chairman and Chief Executive Officer and determines their compensation in light of the goals and objectives of the Company and the executive compensation program.

The Compensation Committee continued its retention of Pay Governance as a compensation consultant in fiscal year 2021. Prior to engaging Pay Governance, the Compensation Committee assessed Pay Governance’s independence under the standards set forth in the rules under the Exchange Act and the listing standards of the New York Stock Exchange (the “NYSE”). The Compensation Committee concluded that such standards were satisfied and no conflict of interest existed with respect to Pay Governance’s work.

Pay Governance provides information on current compensation trends, develops competitive market data and provides objective recommendations as to the design of the compensation program, including the form and mix of awards, the type of performance criteria and the level of award targets. The Compensation Committee directly engages Pay Governance, which also assists the Corporate Governance and Nominating Committee with respect to directors’ compensation. Pay Governance performs no other services for the Company or management.

The Compensation Committee seeks and considers input from senior management in many of its decisions, and Pay Governance confers and collaborates with senior management in developing its compensation recommendations. Senior management regularly participates in the Compensation Committee’s activities in the following ways:

●	The Executive Chairman and Chief Executive Officer report to the Compensation Committee with respect to their evaluation of the performance of the Company’s other senior executives, including the other Named Executive Officers that report to the Chief Executive Officer. The Chief Executive Officer, together with the Executive Chairman and the Vice President and Chief Human Resources Officer, makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards.
●	The Vice President and Chief Human Resources Officer participates in the development of the executive compensation program, including formulation of performance objectives and targets for incentive compensation, and oversees its implementation and interpretation, in each case carrying out the direction of the Compensation Committee and the recommendations of Pay Governance. He also assists the Chair of the Compensation Committee in developing meeting agendas and oversees preparation and distribution of pre-meeting informational materials on the matters to be considered.

●	The Chief Financial Officer is responsible for evaluating the tax, financial and accounting aspects of certain compensation decisions, as appropriate. He participates in developing financial objectives and targets for performance-based incentive compensation and oversees calculation of payout and vesting levels, in accordance with plan design and the direction of the Compensation Committee.

Executive Compensation Philosophy and Objectives

The Compensation Committee’s compensation philosophy is to “pay for performance.” The fundamental objectives of the Company’s executive compensation program are to: (1) attract, retain and motivate high caliber executives necessary for Meritor’s leadership and growth; (2) recognize and reward company and individual performance through evaluation of each executive’s effectiveness in meeting strategic and operating plan goals; and (3) foster the creation of shareholder value through close alignment of the financial interests of executives with the investment interests of Meritor’s shareholders.

The Compensation Committee uses several basic practices and policies to carry out its philosophy and to meet the objectives of Meritor’s executive compensation program:

●	Competitive Compensation Packages. In order to attract and retain talented executives, the Compensation Committee designs total compensation packages to be competitive with those of other companies with which Meritor competes for talent, using benchmarking studies to determine market levels of compensation, as described below.
●	Performance-Based Compensation. A significant portion of each Named Executive Officer’s total potential compensation is performance-based (in other words, the compensation is at risk because it is contingent on achieving strategic and operating plan goals that are intended to improve shareholder return). These goals are established to recognize Company performance against specified targets. The remainder of the compensation of the Named Executive Officers is comprised of base salary and service-based restricted share units. Annual incentives are 100% performance-based, as discussed in detail below under the heading “Elements of the Meritor Compensation Program – Components.” With respect to long-term incentives, for the three-year cycle beginning in fiscal 2021, 60% of the awards are performance-based, in the form of performance share units, and 40% of the awards are service-based, in the form of restricted share units. The Compensation Committee continued this approach for the three-year cycle beginning in fiscal 2022, keeping 60% of the awards performance-based, in the form of performance share units, with the remaining 40% of the awards service-based, in the form of restricted share units.
●	Equity Awards and Stock Ownership Requirements. A portion of incentive compensation for executives is often comprised of equity and equity-based awards, which are intended to align the interests of the Company’s executives with those of shareholders. As noted above, all of the awards for the long-term incentive cycles in fiscal 2020, 2021 and 2022 are equity-based, in the form of performance share units and restricted share units. In addition, metrics used for performance-based incentives are intended to align the interests of executives with those of shareholders. Senior executives are also required under the Company’s stock ownership guidelines to own shares of Common Stock (including share equivalents) with a value equal to a specified multiple of their salary.

Market Analysis and Benchmarking

The Compensation Committee assesses the competitiveness of Meritor’s compensation program using data and studies compiled and provided by Pay Governance. Pay Governance provides a detailed annual competitive pay study. As part of the assessment process, the Compensation Committee compares the amount of each component and the total amount of direct compensation (defined below) for each executive officer with that for comparable officers at peer companies in the durable goods manufacturing sector, including companies in the automotive sector that have executive officer positions comparable to the Company’s and with which the Company may compete for talented executives. The Compensation Committee reviewed the Company’s peer group with Pay Governance in July 2020 and determined that it was still appropriate in light of the Company’s then current situation, and the same peer group was used in the Compensation Committee’s review of executive compensation for fiscal year 2021.

The peer group for the competitive analysis for fiscal year 2021 included the following 20 companies:

AGCO Corporation	The Manitowoc Company, Inc.
American Axle & Manufacturing Holdings, Inc.	Modine Manufacturing Company
BorgWarner Inc.	Navistar International Corporation
Cooper-Standard Holdings, Inc.	Oshkosh Corporation
Dana Incorporated	Terex Corporation
Flowserve Corporation	The Timken Company
The Greenbrier Companies, Inc.	Trinity Industries, Inc.
Hyster-Yale Materials Handling, Inc.	Visteon Corporation
ITT Inc.	Wabash National Corporation
Kennametal Inc.	Wabtech Corporation

See “Elements of the Meritor Compensation Program – Overview and Analysis” below for information on how the Compensation Committee uses this peer group data in setting compensation.

The Compensation Committee (or the Board, as appropriate) may also consider practices at other companies with respect to other elements of compensation, such as perquisites, retirement plans, and health and welfare benefits, in assessing the competitiveness and cost effectiveness of the Company’s compensation programs. Any such studies are done on a case-by-case basis, as needed, and may use a group of comparable companies identified at the time by Pay Governance or other advisors.

As noted in “Peer Group Analysis Review” above, in connection with the Compensation Committee’s review of executive compensation for fiscal year 2022, Navistar International Corporation and BorgWarner Inc. were removed from, and Harley-Davidson, Inc. and LCI Industries were added to, the Company’s peer group.

Elements of the Meritor Compensation Program

Overview and Analysis

The primary components of Meritor’s executive compensation program are base salary, annual incentives and long-term incentives, collectively referred to herein as direct compensation. The aggregate of these components (in other words, the total compensation package), and the relative levels of equity and non-equity compensation that comprise direct compensation, are generally targeted in relation to competitive market rates among peer group companies, as described above. Although the Compensation Committee targets the median for the total package of direct compensation for an individual, particular elements of direct compensation may be either below or above the median.

With this principle in mind, the Compensation Committee approves variations from the peer group median (adjusted for each individual based on the revenue responsibility of their respective operating units), or 50th percentile, base salary levels for some individuals based on their responsibilities, experience, expertise and performance. In addition, when recruiting new executives, base salary may be set at a premium above the median of the peer group in order to attract the most qualified candidates.

The Compensation Committee also believes that individuals should have an opportunity to earn above-median rewards for superior performance. Therefore, while the Compensation Committee looks at the median of the peer group in terms of the target annual and long-term incentive award for each position, it identifies a maximum potential payout for each position that would be significantly above median if maximum performance objectives are achieved. The range of potential payouts on annual and long-term incentives is described below, under the heading “Components.”

Each year, the Compensation Committee determines the appropriate mix among the components of direct compensation, and the appropriate mix of equity versus non-equity awards, and performance-based versus service-based awards. However, the compensation program contemplates that a significant portion of each executive’s direct compensation is performance-based and therefore is at risk. Performance-based awards, whether in the form of equity or non-equity awards, are tied to achievement of goals that are intended to improve, or reflect improvements in, shareholder value (see the performance-based awards described under the heading “Components” below). In fiscal year 2021, 86% of our Chief Executive Officer’s target compensation and 68% of the average target compensation of our other Named Executive Officers was at risk.

Chief Executive Officer	Other NEOs

In conjunction with setting compensation for fiscal year 2021, the Compensation Committee reviewed past pay-for-performance results over the tenure of each officer. The Compensation Committee was also aware of the potential value of outstanding long-term incentives, including the likelihood of their payout and vesting (based on achievement of performance objectives to date and on the levels of payout and vesting of past awards). This information was also implicit in the overall plan design used by Pay Governance in making recommendations for fiscal year 2021 compensation.

In addition to direct compensation, special hiring or retention incentives have been put in place for certain executives to motivate them to join the Company or to continue their employment. Named Executive Officers also receive health and welfare benefits and are entitled to participate in the Company’s pension plans and savings plans on substantially the same basis as other employees.

Each component of the executive compensation program is discussed below.

Components

Base Salary. The Compensation Committee generally reviews and sets base salaries for the executive officers each fiscal year, customarily at its November meeting. Annual salary increases, if any, for executive officers are based on evaluation of each individual’s performance and on his or her level of pay compared to that for similar positions at peer group companies, as indicated by Pay Governance’s reports and survey data. The Compensation Committee from time to time also reviews and adjusts base salaries for executive officers at the time of any promotion or change in responsibilities. Mr. Craig and Mr. Villavarayan received salary adjustments in March 2021, which were based on a plan for the transition of leadership of the Company from Mr. Craig (who assumed the title of Executive Chairman) to Mr. Villavarayan (who assumed the title of Chief Executive Officer and President). In connection with the transition, Mr. Craig’s compensation was reduced, and Mr. Villavarayan’s compensation was increased, to reflect the beginning of the transfer, with this reallocation resulting in no incremental compensation cost to the Company on an annualized basis. With Mr. Craig’s retirement, the Committee will continue to assess the compensation of Mr. Villavarayan and the leaders of the Company’s business and functional units based on each individual’s scope and responsibilities and the corresponding market analysis and benchmarking studies provided by Pay Governance. Messrs. Anderson, Bowes and Nelligan received salary adjustments in connection with an increase in their responsibilities in March 2021.

Annual Incentives. The Incentive Compensation Plan, as amended (the “ICP”) was last approved by the Company’s shareholders in January 2015. At that time, the ICP was amended and restated to (1) add a clawback provision applicable to awards that are subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct and (2) reflect the change in the name of “ArvinMeritor, Inc.” to “Meritor, Inc.”

Under the ICP, most employees (including the Named Executive Officers) can earn annual incentive payouts based on Company and/or business segment performance against goals established by the Compensation Committee at the beginning of the Company’s fiscal year. The annual incentive goals for fiscal year 2021 were based on the following two performance measures, which are defined as set forth below:

Adjusted EBITDA Margin	=	income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interest in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items approved by the Compensation Committee divided by sales

Free Cash Flow	=	cash flows provided by (used for) operating activities from continuing operations, less capital expenditures of continuing operations, excluding all restructuring payments and other special items as approved by the Compensation Committee

These two performance measures were equally weighted for the purposes of potential annual incentives, and each measure was independent of the other. The Compensation Committee chose these measures because adjusted EBITDA margin and free cash flow align with the Company’s financial objectives, and also because they are commonly used by the investment community to analyze operating performance and entity valuation and, as such, are factors in the value of shareholders’ investment in the Company.

In November 2020 and January 2021, the Compensation Committee also established target awards, stated as a percentage of base salary, for executive officers, including Messrs. Villavarayan, Craig, Anderson, Bowes, Nelligan and Ms. Lim-Johnson. Target awards for fiscal year 2021 were 110% for Mr. Villavarayan; 120% for the period Mr. Craig served as Chief Executive Officer and President and 75% for the period Mr. Craig served as Executive Chairman, on a pro-rated basis; 75% for Mr. Anderson; 65% for Ms. Lim-Johnson; 60% for Mr. Bowes; and 60% for Mr. Nelligan. See the table under the heading Grants of Plan-Based Awards in Fiscal Year 2021 below for information on the target, minimum and maximum awards for each Named Executive Officer for fiscal year 2021.

To determine whether annual incentive awards were paid, performance for the year was measured against specified target levels for each performance measure. The target for 100% annual incentive achievement was based on achieving the levels of adjusted EBITDA margin and free cash flow defined in the Company’s annual operating plan. Performance of greater than 7.5% for adjusted EBITDA margin and generating greater than $60 million of free cash flow were required to achieve a payout for that particular performance measure.

The following chart summarizes payout calculations for each portion of the incentive payment:

	Adjusted EBITDA Margin	Payout (% of Target Award)	Free Cash Flow
Maximum	≥11.5%	200%		$155 million
Target	9.0%	100%		$80 million
Threshold	≤7.5%	0%	<$	60 million

The calculated award for an individual cannot exceed 200% of his or her target award. The Compensation Committee has discretion to adjust an award once it is calculated (either upward by up to 50% or downward by up to 100%) or to make an additional award to reflect individual performance or special achievements. However, for Named Executive Officers, only downward adjustments are permitted under the ICP. Under the terms of the ICP, no discretionary increase in an award may be made for a Named Executive Officer.

In fiscal year 2021, the Company exceeded the target levels for both measures, achieving adjusted EBITDA margin of 10.72% and free cash flow of $120 million. The calculations of 2021 performance with respect to the performance measures established by the Compensation Committee did not include any adjustments for unusual, non-recurring or other similar items. Accordingly, the Compensation Committee approved annual incentive payouts to the Named Executive Officers at 151.3% payout of the target award for the adjusted EBITDA margin performance measure and at

122.0% payout of the target award for the free cash flow performance measure for fiscal year 2021, for a combined payout at 136.6% of target awards. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Fiscal Year 2021 Summary Compensation Table below for total payouts of annual incentives to the Named Executive Officers for fiscal year 2021.

Long-Term Incentives

Overview. The Compensation Committee provides long-term incentives to key employees, including the Named Executive Officers, which are tied to various performance or service objectives over three-year cycles. Each year, the Compensation Committee considers the types of awards to be used and the performance or service objectives and targets on which payout of each type of award depends. The Company has used a number of long-term incentive plans for awards in the past, most recently the 2020 LTIP.

Types of Awards. The Compensation Committee selects the types and mix of awards for long-term incentives each year after reviewing Pay Governance’s report and survey data on peer group compensation, market practices, shares available for grant under the Company’s long-term incentive plans, and goals to be achieved. In the past three years, the Compensation Committee has used two types of awards: awards under performance plans and restricted share units, as further described below. Both are intended to align management’s interests with those of shareholders, either through performance objectives tied to metrics that reward creation of shareholder value, or equity and equity-based awards, or both.

●	Awards under Performance Plans. In the last three fiscal years, the Compensation Committee has established performance plans with three-year performance periods and established performance measures, and related goals, at the beginning of each three-year performance cycle. The following awards were made for performance cycles in fiscal 2019, 2020 and 2021:

○	Fiscal 2019-2021 performance cycle: Awards were 100% equity-based, of which 60% were performance-based, in the form of performance share units. Payouts on the awards are generally based on achieving targets over the three-year performance cycle related to the following performance measures: adjusted EBITDA margin (as defined above) and adjusted diluted earnings per share,* in each case subject to certain terms and conditions. The remaining 40% of the awards for this cycle were service-based, in the form of restricted share units, the terms of which are described below under the heading “Restricted Shares or Restricted Share Units”.

○	Fiscal 2020-2022 performance cycle: Awards were 100% equity-based, of which 60% were performance-based, in the form of performance share units. Payouts on awards are generally based on achieving targets over the three-year performance cycle related to four performance measures used for the Company’s M2022 strategic plan. The four measures are adjusted EBITDA margin (as defined above), adjusted diluted earnings per share;* new business wins;** and free cash flow conversion,*** in each case subject to certain terms and conditions. The remaining 40% of the awards for this cycle were service-based, in the form of restricted share units, the terms of which are described below under the heading “Restricted Shares or Restricted Share Units”.
____________________
*	Reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits and other special items as approved by the Compensation Committee.
**	The dollar increase of fiscal year 2022 revenue above pro forma fiscal year 2019 revenue, where pro forma fiscal year 2019 revenue is fiscal year 2019 revenue adjusted to take into account (1) changes in end market production (in major, measurable markets), (2) currency translation, (3) contractual price downs (productivity) and (4) contractual changes in product prices (up or down) due to changes in referenced steel indices, in each case from fiscal year 2019 to fiscal year 2022.
***	Cash flows provided by (used for) operating activities less capital expenditures including planned restructuring payments and discontinued operations and excluding other special items as approved in advance by the Compensation Committee divided by adjusted income from continuing operations (reported income (loss) from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense, related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits, and other special items as determined by management).

○	Fiscal 2021-2023 performance cycle: Awards were 100% equity-based, of which 60% were performance-based, in the form of performance share units. Payouts on the awards are generally based on achieving targets over the three-year performance cycle related to the following performance measures: adjusted EBITDA margin (as defined above) and adjusted diluted earnings per share,* in each case subject to certain terms and conditions. The remaining 40% of the awards for this cycle were service-based, in the form of restricted share units, the terms of which are described below under the heading “Restricted Shares or Restricted Share Units”.

For each performance cycle, the Compensation Committee also establishes target awards, stated as dollar amounts, for each of the Named Executive Officers. Participants can earn awards at the end of the three-year performance period from 0% to 200% of target awards based on actual performance against specified goals. No awards for any performance measure may be earned unless the applicable threshold for payout over the period is met as set forth below. No earnings are accrued or paid on these awards. For the performance share units awarded for the fiscal 2019-2021, fiscal 2020-2022 and fiscal 2021-2023 cycles, payouts are intended to be in the form of Common Stock. However, in all cases, payout will be in the form of cash, not in the form of shares of Common Stock, if there is an insufficient number of authorized shares remaining for awards under the 2010 LTIP or 2020 LTIP to make such payouts, or if applicable grant limitations in the 2010 LTIP or 2020 LTIP restrict payout in shares, in each case as applicable.

○	Fiscal 2019 – 2021 Performance Period

The weighting, targets and potential payouts for the fiscal 2019-2021 cycle were as follows:

	Adjusted EBITDA Margin (50% of award)	Adjusted Diluted Earnings per Share (50% of award)	% of Award Earned and Paid Out
Maximum Payout	≥12.3%	≤$3.35	200%
Target Payout	11.5%	$2.85	100%
Threshold Payout	<8.0%	<$0.75	0%

In response to retention and attrition concerns resulting from the COVID-19 pandemic’s impact on the Company’s incentive compensation plans, and to continue to incentivize executive performance in a difficult and uncertain environment, the Compensation Committee adjusted the threshold targets of the fiscal 2019-2021 performance cycle, lowering them from greater than 10.5% adjusted EBITDA margin and greater than $1.85 of adjusted diluted earnings per share to greater than 8.0% adjusted EBITDA margin and greater than $0.75 of adjusted diluted earnings per share, respectively. The target and maximum targets were not modified.

See “Fiscal Year 2021 Long-term Incentive Payouts” below for information on achievement of targets and actual payouts for this cycle, and the effect of the adjustment on the compensation paid to the Named Executive Officers.

For cycles in progress for which it is still possible to earn an award, but for which no award has yet been earned, the following charts summarize the weighting, targets and potential payouts at different levels of performance of the applicable objective:

○	Fiscal 2020 – 2022 Performance Period

	Adjusted EBITDA Margin (25% of award)	Adjusted Diluted Earnings per Share (25% of award)	New Business Wins (25% of award)	Free Cash Flow Conversion (25% of award)	% of Award Earned and Paid Out
Maximum Payout	≥13.3%	≥$4.80	≥$400,000,000	≥92.5%	200%
Target Payout	12.5%	$4.00	$300,000,000	75.0%	100%
Threshold Payout	≤11.5%	≤$3.25	≤$225,000,000	≤50.0%	0%

○	Fiscal 2021 – 2023 Performance Period

	Adjusted EBITDA Margin (50% of award)	Adjusted Diluted Earnings per Share (50% of award)	% of Award Earned and Paid Out
Maximum Payout	≥13.5%	≥$4.30	200%
Target Payout	12.5%	$3.60	100%
Threshold Payout	≤11.5%	≤$2.90	0%

●	Restricted Shares or Restricted Share Units. As part of long-term incentive awards, the Compensation Committee grants restricted shares or restricted share units that are generally subject to forfeiture if the grantee does not continue as an employee of Meritor or a subsidiary or affiliate of Meritor for a restricted period of at least three years (subject to certain exceptions in the event of death, disability or retirement). Restricted shares have all the attributes of outstanding shares of Common Stock during the restricted period, including voting and dividend rights, except that the shares are held by the Company and cannot be transferred by the grantee. Cash dividends, if any, during the restricted period are reinvested in additional restricted shares, which will vest or be forfeited at the same time as the underlying shares. Restricted share units represent the right to receive one share of Common Stock or its cash equivalent upon the vesting date, subject to certain terms and conditions. Dividends during the restricted period are not paid or accrued on restricted share units and restricted share units have no voting rights unless and until paid out in shares of Common Stock.

As described above, with respect to each of the fiscal 2019-2021 cycle, fiscal 2020-2022 cycle and fiscal 2021-2023 cycle, 40% of the total awards were in the form of service-based restricted share units.

The Compensation Committee’s practice in recent years with respect to timing of annual equity-based awards has been to establish December 1 as the standard grant date, whenever possible. If a special meeting is required in December in order to approve the grants for the three-year cycle, the date of grant may be delayed until the first business day in January. The timing of the grant date does not impact the terms of the grant of restricted share units. However, under the FASB’s compensation guidance, the Company measures the fair value of stock-based awards, which is recognized in the Company’s financial statements, based on the NYSE Closing Price on the grant date. The purpose of establishing a standard grant date for the Company’s grant of equity-based long-term incentive awards is to avoid any issue of whether a grant precedes or follows public disclosure of material information. The Company normally announces its fiscal year earnings in mid-November and use of December 1 (or the first business day in January, as the case may be) as a standard grant date provides the market sufficient time to absorb and reflect the information, whether positive or negative, prior to measurement of fair value for accounting purposes.

Fiscal Year 2021 Long-term Incentive Payouts. In fiscal year 2019, the Compensation Committee provided long-term incentives to the Named Executive Officers under the 2010 LTIP in the form of target awards of performance share units under a performance plan for the three-year period ended September 30, 2021, as described above. The awards, which vested on December 1, 2021, were granted based on an assumed share price of $16.50 per share, which was the NYSE Closing Price on the date of grant. As described above, in response to the COVID-19 pandemic the Compensation Committee adjusted the threshold targets of the fiscal 2019-2021 performance cycle, lowering them from greater than 10.5% adjusted EBITDA margin and greater than $1.85 of adjusted diluted earnings per share to greater than 8.0% adjusted EBITDA margin and greater than $0.75 of adjusted diluted earnings per share, respectively. The target and maximum targets were not modified. As a result of the adjustment, the applicable grant values of the awards were modified to an assumed share price of $26.98, which was the NYSE Closing Price on December 1, 2020, the effective date of modification. If the Compensation Committee had not adjusted the threshold targets of the fiscal 2019-2021 performance cycle, the Company would have still exceeded the threshold level for both measures (for the effects of the adjustment on the compensation paid to the Named Executive Officers, see the column headed “Stock Awards” and footnote 4 in the table under the heading Fiscal Year 2021 Summary Compensation Table below).

For the three-year performance period ended September 30, 2021, the Company exceeded the threshold level for the adjusted EBITDA margin performance measure and exceeded the target level for the adjusted diluted earnings per share performance measure, achieving adjusted EBITDA margin of 10.72% and adjusted diluted earnings per share of $2.94. The calculations of performance over the three-year period with respect to the performance measures established by the Compensation Committee did not include any adjustments for unusual, non-recurring or other similar items. Accordingly, the Compensation Committee approved long-term incentive payouts to the Named Executive Officers at 74.6% payout of the target award for the adjusted EBITDA margin performance objective and at 122.5% payout of the target award for the adjusted diluted earnings per share objective for fiscal year 2021, for a combined payout of 98.5% of target performance share units. See the table under the heading Outstanding Equity Awards at Fiscal Year-End 2021 and related footnotes below for information with respect to the performance share units that vested on December 1, 2021 for these individuals.

Fiscal Year 2021 Long-term Incentive Awards. In fiscal year 2021, long-term incentives granted to the Named Executive Officers were 100% equity-based in the form of grants of performance share units (60% of the award) and service-based restricted share units (40% of the award). The performance share units will be earned generally based upon achievement of specific measures and goals over the fiscal 2021-2023 performance period as described above. The Compensation Committee established target awards, stated as dollar amounts, for all of the Named Executive Officers in November 2020 and January 2021. The number of units in each grant was determined by dividing these dollar amounts by an assumed share price of $26.98 or $26.84, which were the NYSE Closing Prices on the dates of grant, as applicable. See “Types of Awards–Awards under Performance Plans” above for more information on the metrics and other terms applicable to these awards and see Grants of Plan-Based Awards for Fiscal Year 2021 below for information on the specific awards made to the Named Executive Officers.

Pension and Retirement Plans. The Company maintains a tax-qualified defined contribution 401(k) savings plan (the “Savings Plan”), as well as a non-qualified supplemental savings plan (the “Supplemental Savings Plan”), that provides for contributions without regard to the limitations imposed on the Savings Plan by the Internal Revenue Code of 1986, as amended (the “IRC”). All of the Named Executive Officers may participate in the Company’s Savings Plan and Supplemental Savings Plan on the same basis as other eligible employees.

Under the Savings Plan, a participant can defer up to 50% of eligible pay, on a before-tax basis, subject to annual IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. “Eligible pay” includes base salary and annual incentives under the ICP. If an executive elects to participate in the Supplemental Savings Plan, he or she can continue to contribute up to 20% of eligible pay on a before-tax basis, even though his or her Savings Plan contributions or eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the Savings Plan and Supplemental Savings Plan are always 100% vested. In response to the COVID-19 pandemic, the Company suspended its contributions under the Savings Plan and Supplemental Savings Plan from May 2020 through the first quarter of fiscal year 2021.

Contributions made by Named Executive Officers to the Savings Plan and Supplemental Savings Plan in fiscal year 2021 are included in the column headed “Salary,” and the Company’s matching contributions are included in the column headed “All Other Compensation,” in each case in the table under the heading Fiscal Year 2021 Summary Compensation Table below.

The Company maintains a tax-qualified, non-contributory defined benefit pension plan (the “Pension Plan”) that covers eligible employees hired before October 1, 2005, and a non-qualified supplemental pension plan (the “Supplemental Pension Plan”) that provides benefits to the participants without regard to the limitations imposed by the IRC on qualified pension plans. Mr. Villavarayan participates in the Pension Plan. Mr. Villavarayan also participates in a Canadian defined benefit pension plan (see Fiscal Year 2021 Pension Benefits below). When information with respect to Mr. Villavarayan’s Pension Plan participation is provided, it includes his participation in the Canadian plan. The present value of accumulated pension benefit for Mr. Villavarayan is reported in the table under the heading Fiscal Year 2021 Pension Benefits below.

Employees hired on or after October 1, 2005 are not eligible to participate in the Pension Plan or the Supplemental Pension Plan, and the Company instead makes additional contributions each year (ranging from 2% to 4% of base salary plus annual incentive, depending on age) to their accounts under the Savings Plan or Supplemental Savings Plan. Benefits under the Pension Plan and Supplemental Pension Plan were frozen beginning January 1, 2008 and replaced with additional annual Company contributions (ranging from 2% to 4% of base salary plus annual incentive, depending on age) to the Savings Plan and Supplemental Savings Plan for the accounts of eligible employees (see Fiscal Year 2021 Pension Benefits below for further information). In response to the COVID-19 pandemic, the Company suspended these additional contributions to the Savings Plan and Supplemental Savings Plan from May 2020 through the first quarter of fiscal year 2021. The amounts contributed by the Company under the Savings Plan or Supplemental Savings Plan on behalf of Named Executive Officers as pension contributions are included in the column headed “All Other Compensation” in the table under the heading Fiscal Year 2021 Summary Compensation Table below.

Perquisites. In fiscal year 2006, the Compensation Committee determined to eliminate most perquisite programs (including company cars, club memberships and reimbursement for financial services) and related gross-ups for payment of income taxes and replace some of them with uniform cash payments. As a result, outside of these uniform cash payments, the value of total perquisites provided in fiscal year 2021 for each Named Executive Officer was less than $10,000 (see the column headed “All Other Compensation” and footnote 7 in the table under the heading Fiscal Year 2021 Summary Compensation Table below).

Health and Welfare Benefits. The Company maintains health and welfare benefits, including medical, dental, vision, disability and life insurance programs, and the Named Executive Officers are entitled to participate in these programs on the same basis as other employees. Providing these benefits is necessary for the Company to remain competitive with other employers.

Employment Agreements and Retention/Signing Awards. The Company entered into agreements with Messrs. Villavarayan, Craig, Anderson, Bowes and Nelligan in March 2021 and with Ms. Lim-Johnson in July 2020, relating to certain terms of their employment (including the effects of termination without cause). The purpose of these agreements was to provide incentives to retain these individuals in officer positions. The current employment agreements with the Named Executive Officers are described below under the heading Agreements with Named Executive Officers -Employment Agreements.

In November 2020, the Compensation Committee approved a cash retention bonus of $287,500 for Mr. Anderson that is payable in December 2021. This amount will be reported in the Company’s proxy statement for its 2023 Annual Meeting of Shareholders. Mr. Bowes received a signing bonus of $50,000 in fiscal year 2021. This bonus was approved by senior management because it occurred prior to his becoming an executive officer.

Stock Ownership Guidelines

As noted above, alignment of the financial interests of Meritor’s key executives with those of its shareholders is a fundamental objective of the Compensation Committee’s compensation program and its “pay for performance” philosophy. Accordingly, Meritor has for many years set ownership guidelines that require each Named Executive Officer and other executives to own a minimum number of shares of Common Stock or share equivalents. The current guidelines require ownership of a number of shares of Common Stock equal to the following:

Position Held	Minimum Value of Shares Owned
Executive Chairman and Chief Executive Officer	6 times Annual Base Salary
SVP and Chief Financial Officer, SVP, Chief Legal Officer and Corporate Secretary and Business Presidents	3 times Annual Base Salary
VP and Chief Marketing and Communication Officer and VP and Chief Human Resources Officer	1.5 times Annual Base Salary
Other executives subject to the guidelines	0.5 times Annual Base Salary

Shares owned directly (including unvested restricted shares) or through the Savings Plan and Supplemental Savings Plan and unvested restricted share units are considered in determining whether an executive meets the ownership guidelines. Shares of Common Stock subject to performance share units are not considered. The ownership guidelines prohibit all sales of Common Stock by an executive until they achieve compliance with their requirements. As of the end of fiscal year 2021, Messrs. Villavarayan, Bowes and Nelligan were the only Named Executive Officers not yet compliant with their ownership requirements due to their recent promotion or hiring, as applicable.

Clawback Policy

The Company’s 2010 LTIP, 2020 LTIP and ICP all have a clawback provision applicable to awards that are calculated based upon the achievement of financial results that are subsequently the subject of a restatement of financial statements within one year following the payment or settlement of the award due to misconduct or culpable conduct by the participant who received the award. The Compensation Committee will review the Company’s clawback policy in light of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act concerning executive compensation policies when applicable regulations are issued.

Anti-Hedging and Anti-Pledging Policies

The Board has adopted, as part of the Company’s insider trading policy, prohibitions against directors, officers and other employees, and certain related persons, from (1) selling Company securities “short”; (2) trading in exchange-traded or other third party options, warrants, puts, calls or similar instruments on Company securities; (3) holding Company securities in margin accounts; or (4) engaging in any hedging transactions involving Company securities, including through the use of financial instruments such as forward sales contracts, equity swaps, collars and certain exchange funds designed to hedge or offset any decrease in the market value of Company securities. Transactions involving a broad-based index or a broad-based fund that include Company securities in addition to securities of other companies, including, for example, transactions involving exchange funds pursuant to which an insider divests Company securities, are not considered hedging transactions.

The Board has also adopted, as part of the Company’s insider trading policy, (1) a prohibition against officers, other employees and certain related persons pledging Company securities as collateral for a loan or other financing arrangement and (2) a provision permitting independent directors to pledge Company securities as collateral for a loan or other financing arrangement with the approval of both the Company’s Chief Legal Officer and Executive Chairman. Approval of pledging of securities by independent directors is based on the circumstances of the request, including: the percentage of securities held by the individual that is currently pledged; compelling need that would justify the pledge; and the magnitude of aggregate pledged shares in relation to total shares outstanding, market value or trading volume. In any event, new pledging transactions are prohibited during “blackout” periods, when all transactions in Company securities are prohibited. During fiscal year 2021, one independent director pledged approximately 59% of their Company securities as collateral while still remaining in compliance with the director stock ownership policy, which does not count pledged shares as owned under the policy.

Consideration of Shareholder Advisory Vote on Executive Compensation

At the Company’s 2021 Annual Meeting held on January 28, 2021, more than 98% of the voting shareholders approved, on an advisory basis, the compensation of the executive officers named in the proxy statement for that meeting, with 64,439,150 shares voting for approval, 907,773 shares voting against approval and 61,518 shares abstaining. The Compensation Committee considers this annual vote in its deliberations with respect to the future direction of executive compensation. The Compensation Committee believes the advisory vote results demonstrate significant, continuing support for the Company’s executive compensation program, and it chose not to make any substantial changes to the existing program for fiscal year 2022 specifically in response to the 2021 advisory vote results.

Tax Considerations

Section 162(m) of the IRC generally limits the deductibility of compensation paid to certain “covered employees” to $1,000,000 per year. For fiscal year 2018, these covered employees included the Company’s Chief Executive Officer and the three most highly compensated executive officers other than the Chief Financial Officer. For fiscal year 2018 and certain prior years, there was an exemption from the Section 162(m) limit for certain “performance-based” compensation, as defined under Section 162(m).

Effective for taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act of 2017 repealed the performance-based compensation exemption. This repeal was effective beginning in fiscal year 2019. Certain transitional relief applies to performance-based compensation provided pursuant to a binding written agreement that was in effect on November 2, 2017 and not materially modified after that date, provided that certain requirements are met.

Annual incentive awards and certain long-term incentive awards for fiscal year 2018 and certain earlier fiscal years were generally intended to be “performance-based,” (as then defined under Section 162(m)) but depending upon factors including the design of the plan, may or may not have been subject to the deductibility limit. However, salaries, service-based restricted shares and restricted share units did not qualify as performance-based compensation for this purpose.

The Tax Cuts and Jobs Act of 2017 also expanded the definition of covered employee effective for taxable years beginning on and after January 1, 2018. Beginning with fiscal year 2019, “covered employees” included the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers of the Company required to be included in the Summary Compensation Table and any individual who was considered a covered employee for fiscal year 2018. The American Rescue Plan Act of 2021, which was enacted in March 2021, further expanded the definition of “covered employee” to include the next five highest compensated employees of the Company effective for taxable years beginning after December 31, 2026.

The Compensation Committee believes that Section 162(m) is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that Section 162(m) should not be permitted to compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, motivate and help retain a highly qualified and successful management team to lead Meritor. As a result, the Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of Meritor and its shareholders even if that compensation ultimately is not deductible for tax purposes.

Cautionary Statement

The information appearing in this Compensation Discussion and Analysis and elsewhere in this proxy statement as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance shareholder value. This information is not related to the Company’s expectations of future financial performance and should not be considered as or correlated with any guidance issued by the Company regarding its future earnings, free cash flow or other financial or performance measures.

FISCAL YEAR 2021 SUMMARY COMPENSATION TABLE

The information set forth below reflects compensation, from all sources, awarded to, earned by or paid to the Chief Executive Officer (which includes both Messrs. Villavarayan and Craig for fiscal year 2021), the Chief Financial Officer and the three other most highly compensated executive officers of the Company serving on September 30, 2021 (collectively, the “Named Executive Officers”), for the fiscal years ended September 30, 2019, 2020 and 2021, as applicable (except as noted). The compensation reported below is for services rendered in all capacities to Meritor and its subsidiaries.

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Chris Villavarayan	2021	822,500	0	5,274,186		1,404,931	0	86,344	7,587,961
Chief Executive Officer and President (principal executive officer)	2020	553,073	0	1,464,990		136,325	17,044	109,355	2,280,787
	2019	575,000	0	1,099,989		708,944	26,557	120,835	2,531,325
Jeffrey A. Craig	2021	833,333	0	6,657,734		1,112,164	0	85,933	8,689,164
Executive Chairman of the Board (former principal executive officer)	2020	846,667	0	4,999,980		285,600	0	217,044	6,349,291
	2019	1,000,000	0	4,349,994		1,802,400	0	246,723	7,399,117
Carl D. Anderson II	2021	607,083	0	1,438,965		645,435	0	66,593	2,758,076
Senior Vice President and Chief Financial Officer	2020	482,135	0	1,614,987		117,875	0	91,054	2,306,051
	2019	422,027	0	749,972		546,352	0	73,704	1,792,055
Timothy Bowes	2021	455,417	50,000	609,957		405,702	0	90,766	1,611,842
Senior Vice President and President, Electrification, Industrial and North America Aftermarket

John Nelligan	2021	459,583	0	686,196		405,702	0	53,188	1,604,669
Senior Vice President and President, Truck, Americas

Hannah S. Lim-Johnson	2021	460,000	0	669,994	(8)	408,434	0	61,262	1,599,690
Former Senior Vice President, Chief Legal Officer and Corporate Secretary	2020	70,917	0	669,980		0	0	5,184	746,081

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(1)	The table reflects the positions held with Meritor at September 30, 2021.
Information for Messrs. Bowes and Nelligan and Ms. Lim-Johnson is provided for less than three fiscal years, as permitted by SEC Regulation S-K, because Messrs. Bowes and Nelligan and Ms. Lim-Johnson were not named executive officers in certain of the prior two fiscal years.
(2)	This column includes for fiscal year 2021 amounts contributed by the Named Executive Officers to the Company’s Savings Plan and Supplemental Savings Plan (see Non-Qualified Deferred Compensation in Fiscal Year 2021 below).
(3)	This column reflects a signing bonus paid to Mr. Bowes (see Compensation Discussion and Analysis above).
(4)	As noted in Compensation Discussion and Analysis above, the Compensation Committee adjusted the threshold targets of the fiscal 2019-2021 performance cycle of the 2010 LTIP in response to retention and attrition concerns resulting from the impact of the COVID-19 pandemic. The target and maximum opportunities for the fiscal 2019 grants were not increased. Although no incremental awards were granted as a result of these adjustments, the amounts shown in this column include for fiscal year 2021 (a) the grant date fair value of restricted share units and performance share units (assuming achievement of the performance criteria at the target levels), computed in accordance with FASB ASC Topic 718 and (b) the incremental accounting expense related to the adjustments. The original awards were based on the NYSE Closing Price on the date of grant as follows: $16.50 on December 1, 2018 for awards to Messrs.

Villavarayan, Craig, Anderson and Nelligan; $20.68 on January 31, 2019 for an award to Mr. Anderson; and $20.88 on April 1, 2019 for an award to Mr. Anderson. The NYSE Closing Price on the December 1, 2020 modification date was $26.98. Information on the assumptions used in valuation of the grants is included in Note 18 of the Notes to Consolidated Financial Statements in the Form 10-K.

Assuming achievement of the performance criteria at the maximum levels, the grant date fair value of the restricted share units and performance share units granted in fiscal year 2021, computed in accordance with FASB ASC Topic 718, would be $8,606,357 for Mr. Villavarayan; $11,315,469 for Mr. Craig; $2,327,138 for Mr. Anderson; $975,925 for Mr. Bowes; $1,128,380 for Mr. Nelligan; and $1,071,969 for Ms. Lim-Johnson. These amounts may not reflect the actual value realized upon vesting or settlement, if any.

(5)	This column includes for fiscal year 2021 payouts earned by the Named Executive Officers under the ICP. See Compensation Discussion and Analysis above for information on the terms of these awards.
(6)	For fiscal year 2021, this column is intended to reflect the change in actuarial present value of accumulated pension benefits of Mr. Villavarayan under the Pension Plan and Supplemental Pension Plan accrued during the period between the measurement dates used for financial statement reporting purposes for fiscal year 2021 and the prior year. However, as the change for Mr. Villavarayan was negative $3,446, the column discloses a change of $0 as required under SEC regulations. See Fiscal Year 2021 Pension Benefits below for information on Mr. Villavarayan’s years of service and accumulated pension benefits. The other Named Executive Officers were not eligible to participate in the Pension Plan and Supplemental Pension Plan and, therefore, there are no changes in the accumulated pension benefits reported for them in this column for fiscal year 2021. In addition, for fiscal year 2021 there were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified for the Named Executive Officers.
(7)	This column includes the following items for fiscal year 2021, as set forth in the table below: (a) amounts contributed by the Company to the accounts of the Named Executive Officers under the Savings Plan and Supplemental Savings Plan, as well as contributions to health savings accounts; (b) cash allowances in lieu of perquisites (see Compensation Discussion and Analysis – Elements of the Meritor Compensation Program – Components – Perquisites above); (c) group excess liability insurance premiums; and (d) in the case or Mr. Bowes and Ms. Lim-Johnson, lump sum repayments for base pay reductions taken during fiscal year 2020. Perquisites are valued at actual cost to the Company.

	Chris	Jeffrey A.	Carl D.	Timothy	John	Hannah S.
Type of Compensation	Villavarayan	Craig	Anderson II	Bowes	Nelligan	Lim-Johnson
Employer savings plan contributions	$53,700	$50,359	$38,267	$30,612	$29,767	$27,507
Cash allowances in lieu of perquisites	31,083	34,000	27,000	22,417	22,417	27,000
Group excess liability insurance premium	1,561	1,574	1,326	995	1,004	1,005
Lump sum repayments for base pay reductions taken during fiscal year 2020	—	—	—	36,742	—	5,750

(8)	In connection with Ms. Lim-Johnson’s separation, the performance share units and restricted share units underlying the amount presented in the Stock Awards column above for fiscal year 2021 were forfeited.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2021

The Compensation Committee made the following grants to the Named Executive Officers under the ICP and the 2020 LTIP in fiscal year 2021. No consideration was paid by the Named Executive Officers for these awards. No stock options were granted in fiscal year 2021.

			Date of Compensation Committee Action		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Plan Name	Grant Date		Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Chris Villavarayan	2010	12/1/2020	12/1/2020	Performance	—	—	—	—	40,000	80,000	40,000	419,200
	LTIP			share units
				modification
	2020	12/1/2020	11/4/2020	Performance	—	—	—	—	32,579	65,158	32,579	878,981
	LTIP			share units
	2020	12/1/2020	11/4/2020	Restricted	—	—	—	—	—	—	21,720	586,006
	LTIP			share units
	2020	5/6/2021	1/27/2021	Performance	—	—	—	—	75,782	151,564	75,782	2,033,989
	LTIP			share units
	2020	5/6/2021	1/27/2021	Restricted	—	—	—	—	—	—	50,522	1,356,010
	LTIP			share units
	ICP	11/4/2020	11/4/2020	Annual	—	1,028,500	2,057,000	—	—	—	—	—
			and	incentive
			1/27/2021	plan target

Jeffrey A. Craig	2010	12/1/2020	12/1/2020	Performance	—	—	—	—	158,182	316,364	158,182	1,657,747
	LTIP			share units
				modification
	2020	12/1/2020	11/4/2020	Performance	—	—	—	—	111,193	222,386	111,193	2,999,987
	LTIP			share units
	2020	12/1/2020	11/4/2020	Restricted	—	—	—	—	—	—	74,129	2,000,000
	LTIP			share units
	ICP	11/4/2020	11/4/2020	Annual	—	814,175	1,628,351	—	—	—	—	—
			and	incentive
			1/27/2021	plan target

Carl D. Anderson II	2010	12/1/2020	12/1/2020	Performance	—	—	—	—	7,273	14,546	7,273	76,221
	LTIP			share units
				modification
	2010	12/1/2020	12/1/2020	Performance	—	—	—	—	1,450	2,900	1,450	9,135
	LTIP			share units
				modification
	2010	12/1/2020	12/1/2020	Performance	—	—	—	—	14,367	28,734	14,367	87,639
	LTIP			share units
				modification
	2020	12/1/2020	11/4/2020	Performance	—	—	—	—	25,685	51,370	25,685	692,981
	LTIP			share units
	2020	12/1/2020	11/4/2020	Restricted	—	—	—	—	—	—	17,124	462,006
	LTIP			share units
	2020	5/6/2021	1/27/2021	Performance	—	—	—	—	2,481	4,962	2,481	66,590
	LTIP			share units
	2020	5/6/2021	1/27/2021	Restricted	—	—	—	—	—	—	1,654	44,393
	LTIP			share units
	ICP	11/4/2020	11/4/2020	Annual	—	472,500	945,000	—	—	—	—	—
				incentive
				plan target

			Date of Compensation Committee Action		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Plan Name	Grant Date		Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy Bowes	2020	12/1/2020	11/4/2020	Performance	—	—	—	—	4,447	8,894	4,447	119,980
	LTIP			share units
	2020	12/1/2020	11/4/2020	Restricted	—	—	—	—	—	—	2,965	79,996
	LTIP			share units
	2020	5/6/2021	1/27/2021	Performance	—	—	—	—	9,165	18,330	9,165	245,989
	LTIP			share units
	2020	5/6/2021	1/27/2021	Restricted	—	—	—	—	—	—	6,110	163,992
	LTIP			share units
	ICP	11/4/2020	11/4/2020	Annual	—	297,000	594,000	—	—	—	—	—
			and	incentive
			1/27/2021	plan target

John Nelligan	2010	12/1/2020	12/1/2020	Performance	—	—	—	—	7,273	14,546	7,273	76,221
	LTIP			share units
				modification
	2020	12/1/2020	11/4/2020	Performance	—	—	—	—	5,559	11,118	5,559	149,982
	LTIP			share units
	2020	12/1/2020	11/4/2020	Restricted	—	—	—	—	—	—	3,707	100,015
	LTIP			share units
	2020	5/6/2021	1/27/2021	Performance	—	—	—	—	8,047	16,094	8,047	215,981
	LTIP			share units
	2020	5/6/2021	1/27/2021	Restricted	—	—	—	—	—	—	5,365	143,997
	LTIP			share units
	ICP	11/4/2020	11/4/2020	Annual	—	297,000	594,000	—	—	—	—	—
			and	incentive
			1/27/2021	plan target

Hannah S. Lim-	2020	12/1/2020	11/4/2020	Performance	—	—	—	—	14,899	29,798	14,899	401,975
Johnson(5)	LTIP			share units
	2020	12/1/2020	11/4/2020	Restricted	—	—	—	—	—	—	9,934	268,019
	LTIP			share units
	ICP	11/4/2020	11/4/2020	Annual	—	299,000	598,000	—	—	—	—	—
				incentive
				plan target
____________________

(1)

These columns include target amounts for annual incentive awards under the ICP for each of the Named Executive Officers. Potential payout amounts for threshold, target and maximum performance are expressed as dollar amounts. Awards may, at the discretion of the Compensation Committee, be paid out in the form of shares of Common Stock, with the number of shares determined based on their market price at the time of payout. See Compensation Discussion and Analysis above for further information on the terms of ICP awards in fiscal year 2021. Actual ICP payouts for fiscal year 2021 are reported in the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Fiscal Year 2021 Summary Compensation Table above.

(2)

These columns include target amounts for awards under a three-year performance plan established with respect to performance share units granted to the Named Executive Officers under the 2010 LTIP or 2020 LTIP, as applicable. In each case, potential payout amounts for threshold, target and maximum performance are expressed as numbers of units. Awards will be paid out in the form of shares of Common Stock to the extent that shares are available for issuance under the 2010 LTIP and 2020 LTIP at the time of payout, subject to any applicable limitations on equity grants under the 2010 LTIP and 2020 LTIP. If there are insufficient shares available to fund the entire payout, or if such limitations are applicable, some or all of the awards would be paid out in cash. See Compensation Discussion and Analysis above for further information on the terms of the LTIP awards in fiscal year 2021.

(3)

This column includes grants of service-based restricted share units to the Named Executive Officers as part of long-term incentive awards under the 2020 LTIP. See Compensation Discussion and Analysis above for further information on the terms of the LTIP awards in fiscal year 2021.

(4)

As noted in Compensation Discussion and Analysis above, the Compensation Committee adjusted the threshold targets of the fiscal 2019-2021 performance cycle of the 2010 LTIP in response to retention and attrition concerns resulting from the impact of the COVID-19 pandemic. The amounts shown in this column for the performance share unit awards dated December 1, 2020 with Compensation Committee action date of December 1, 2020 represents the incremental accounting expense related to the adjustments. The target and maximum opportunities for the fiscal 2019 grants were not increased. Information on the assumptions used in valuation of the grants is included in Note 18 of the Notes to Consolidated Financial Statements in the Form 10-K. There were no dividends paid by the Company on its Common Stock in 2021.

(5)

In connection with Ms. Lim-Johnson’s separation, all of the performance share units and restricted share units granted to her in fiscal year 2021 were forfeited and her participation in the ICP was unaffected due to her having served during all of fiscal year 2021.

See Compensation Discussion and Analysis – Elements of the Meritor Compensation Program – Overview and Analysis above for information on the proportion of total compensation that is comprised of salary.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Employment Agreements

Certain executives of the Company, including Messrs. Villavarayan, Craig, Anderson, Bowes and Nelligan, entered into employment agreements with the Company in March 2021. Under the terms of these agreements, if the Company terminates the executive’s employment without cause, they would receive:

●	any accrued and unpaid compensation;

●	monthly severance base pay for a period of 18 months;

●	participation in the current year annual incentive prorated for the portion of the year during which they were actively employed;

●	continuation of health and welfare benefits (other than accidental death and dismemberment (“AD&D”) and long-term and short-term disability coverage) throughout the 18-month severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer);

●	continued life insurance coverage through the end of the severance period;

●	vesting or forfeiture of special or other long-term incentive awards, restricted shares, restricted share units, performance shares and cash payouts of long-term incentive awards as determined under the terms of the 2010 LTIP or 2020 LTIP, as applicable, or the agreement relating to the grant (the 2010 LTIP and 2020 LTIP both provide for prorated equity vesting and cash payouts for only those existing long-term incentive cycles that began more than a year before the last day employed); and

●	outplacement services for twelve months the value of which may not exceed $10,000.

The employment agreements also provide for vesting in accordance with the terms of the applicable plans for all equity grants in the event of a change of control (as defined in those plans). The agreements also provide for severance benefits as described above if a separation of service results from a change of control or within two years thereafter (provided the full target amount of their annual incentive would be paid in that event rather than the actual amount of the annual incentive payout). The agreements also provide for payments in the event of death or disability (described further under Potential Payments Upon Termination below) and a non-compete agreement for the duration of the severance period in the event of involuntary termination of employment.

Ms. Lim-Johnson’s Employment Agreement. Ms. Lim-Johnson, Senior Vice President, Chief Legal Officer and Corporate Secretary, separated from the Company effective October 25, 2021. Pursuant to the terms of her employment agreement with the Company, Ms. Lim-Johnson received accrued and unpaid compensation, severance, certain health and welfare benefits, outplacement services, distributions under the Company’s Savings Plans and reimbursement for unused vacation time. Ms. Lim-Johnson’s awards under the Company’s annual and long-term incentive performance plans were generally prorated for time served, other than awards related to the fiscal year 2021-2023 performance cycle under the 2020 LTIP, which were forfeited.

See Potential Payments Upon Termination below for information on the amounts that would be payable to Messrs. Villavarayan, Craig, Anderson, Bowes and Nelligan if their employment had been terminated at the end of fiscal year 2021.

Description of Plan-Based Awards

See Compensation Discussion and Analysis - Elements of the Meritor Compensation Program -Components - Annual Incentives and - Long-Term Incentives above for information on the types of plan-based awards that were made in fiscal year 2021 and are reported in the table above, the applicable performance measures, and how payouts are calculated. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under the heading Fiscal Year 2021 Summary Compensation Table above for information on actual annual incentive payments made with respect to fiscal year 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2021

The following unvested restricted share units and performance share units were held by the Named Executive Officers as of September 30, 2021.

	Stock Awards
			Equity Incentive	Equity Incentive Plan
	Number of Shares	Market Value of	Plan Awards: Number	Awards: Market or Payout
	or Units of Stock	Shares or Units	of Unearned Shares,	Value of Unearned Shares,
	That Have	of Stock That	Units or Other Rights	Units or Other Rights That
	Not Vested	Have Not Vested	That Have Not Vested	Have Not Vested
Name	(#)(1)	($)(2)	(#)(3)	($)(2)
Chris Villavarayan	162,206	3,659,367	288,412	6,506,575

Jeffrey A. Craig	414,600	9,353,376	460,008	10,377,780

Carl D. Anderson II	96,740	2,182,454	109,322	2,466,304

Timothy Bowes	12,592	284,076	37,772	852,136

John Nelligan	29,324	661,549	39,934	900,911

Hannah S. Lim-Johnson	21,480	484,589	64,438	1,453,721
____________________

(1)

This column includes the following separate grants of restricted share units that vest upon continuation of employment through the end of the restricted period. This column also includes performance share units subject to continued service vesting requirements following satisfaction of the performance criteria as of fiscal year-end 2021 that vest in December 2021, January 2022 or April 2022.

				Number of
				Shares/Units
				Held as of
Name	Type of Grant	Grant Date	Vesting Date	9/30/2021
Chris Villavarayan	Restricted share units	5/6/2021	5/6/2024	50,522
	Restricted share units	12/1/2020	12/1/2023	21,720
	Restricted share units	2/3/2020	2/3/2023	6,472
	Restricted share units	12/1/2019	12/1/2022	17,426
	Restricted share units	12/1/2018	12/1/2021	26,666
	Performance share units	12/1/2018	12/1/2021	39,400	(A)

Jeffrey A. Craig	Restricted share units	12/1/2020	12/1/2023	74,129
	Restricted share units	12/1/2019	12/1/2022	79,208
	Restricted share units	12/1/2018	12/1/2021	105,454
	Performance share units	12/1/2018	12/1/2021	155,809	(A)

Carl D. Anderson II	Restricted share units	5/6/2021	5/6/2024	1,654
	Restricted share units	12/1/2020	12/1/2023	17,124
	Restricted share units	2/3/2020	2/3/2023	22,163
	Restricted share units	12/1/2019	12/1/2022	17,663
	Restricted share units	4/1/2019	4/1/2022	9,579
	Restricted share units	1/31/2019	1/31/2022	967
	Restricted share units	12/1/2018	12/1/2021	4,848
	Performance share units	4/1/2019	4/1/2022	14,151	(A)
	Performance share units	1/31/2019	1/31/2022	1,428	(A)
	Performance share units	12/1/2018	12/1/2021	7,163	(A)

Name	Type of Grant	Grant Date	Vesting Date	Number of Shares/Units Held as of 9/30/2021
Timothy Bowes	Restricted share units	5/6/2021	5/6/2024	6,110
	Restricted share units	12/1/2020	12/1/2023	2,965
	Restricted share units	7/31/2020	7/31/2023	3,517

John Nelligan	Restricted share units	5/6/2021	5/6/2024	5,365
	Restricted share units	12/1/2020	12/1/2023	3,707
	Restricted share units	5/4/2020	5/4/2023	1,073
	Restricted share units	12/1/2019	12/1/2022	3,168
	Restricted share units	12/1/2018	12/1/2021	8,848
	Performance share units	12/1/2018	12/1/2021	7,163	(A)

Hannah S. Lim-Johnson	Restricted share units	12/1/2020	12/1/2023	9,934	(B)
	Restricted share units	8/3/2020	8/3/2023	11,546	(C)

(A)	Performance share units subject to continued service vesting requirements following satisfaction of the performance criteria as of fiscal year-end 2021. The number of performance share units shown is based on the actual performance level achieved (see Compensation Discussion and Analysis above for information on the performance goals and levels of payout of these awards).
(B)	The amount noted was forfeited in connection with Ms. Lim-Johnson’s separation.
(C)	The amount noted will be prorated for time worked during fiscal year 2021 in connection with Ms. Lim-Johnson’s separation.
(2)	Based on the number of shares or units multiplied by the NYSE Closing Price on October 1, 2021 ($22.56), the last trading day of fiscal year 2021.
(3)	This column includes the following separate grants of performance share units that are earned at the end of the applicable performance periods, upon the achievement of stated performance goals. Unless otherwise noted, the number of performance share units is reported at the maximum level of performance in accordance with SEC Regulation S-K based on the performance for the portion of the performance period through fiscal year-end 2021 exceeding the target level with respect to such performance share units (see Compensation Discussion and Analysis above for information on the performance goals and levels of potential payout of these awards).

Name	Type of Grant	Grant Date	Vesting Date	Number of Shares/Units Held as of 9/30/2021
Chris Villavarayan	Performance share units	5/6/2021	5/6/2024	151,564
	Performance share units	12/1/2020	12/1/2023	65,158
	Performance share units	2/3/2020	2/3/2023	19,414
	Performance share units	12/1/2019	12/1/2022	52,276

Jeffrey A. Craig	Performance share units	12/1/2020	12/1/2023	222,386
	Performance share units	12/1/2019	12/1/2022	237,622

Carl D. Anderson II	Performance share units	5/6/2021	5/6/2024	4,962
	Performance share units	12/1/2020	12/1/2023	51,370
	Performance share units	12/1/2019	12/1/2022	52,990

Timothy Bowes	Performance share units	5/6/2021	5/6/2024	18,330
	Performance share units	12/1/2020	12/1/2023	8,894
	Performance share units	7/31/2020	7/31/2023	10,548

Name	Type of Grant	Grant Date	Vesting Date	Number of Shares/Units Held as of 9/30/2021
John Nelligan	Performance share units	5/6/2021	5/6/2024	16,094
	Performance share units	12/1/2020	12/1/2023	11,118
	Performance share units	5/4/2020	5/4/2023	3,218
	Performance share units	12/1/2019	12/1/2022	9,504

Hannah S. Lim-Johnson	Performance share units	12/1/2020	12/1/2023	29,798	(A)
	Performance share units	8/3/2020	8/3/2023	34,640	(B)

(A)	The amount noted was forfeited in connection with Ms. Lim-Johnson’s separation.
(B)	The amount noted will be prorated for time worked during fiscal year 2021 in connection with Ms. Lim-Johnson’s separation.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2021

The following table includes information with respect to service-based restricted share units and restricted shares held by the Named Executive Officers that vested during fiscal year 2021. None of the Named Executive Officers holds any stock options and accordingly no stock options were exercised by the Named Executive Officers during fiscal year 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Chris Villavarayan	14,325	386,403

Jeffrey A. Craig	66,156	1,784,889

Carl D. Anderson II	5,953	160,727

Timothy Bowes	—	—

John Nelligan	6,227	168,004

Hannah S. Lim-Johnson	—	—

FISCAL YEAR 2021 PENSION BENEFITS

Meritor has a tax-qualified defined benefit retirement plan, the Pension Plan, covering salaried and non-represented U.S. employees hired prior to October 1, 2005. Sections 401(a)(17) and 415 of the IRC limit the annual benefits that may be paid from a tax-qualified defined benefit retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, as amended, the Company has established a non-qualified supplemental plan, the Supplemental Pension Plan, that authorizes the payment out of the Company’s general funds of any benefits calculated under provisions of the Pension Plan that may be above limits under these sections. Participation by new participants in the Pension Plan and Supplemental Pension Plan was terminated on December 31, 2007 and benefits were frozen as of a specified date, as described below.

Mr. Villavarayan participates in the Pension Plan but does not participate in the Supplemental Pension Plan. Mr. Villavarayan is also a member of the Pension Plan for Eligible Non-Union Salaried Commercial Vehicle Aftermarket and Commercial Vehicle Systems Driveline Employees of Meritor Aftermarket Canada Inc. (the “Canadian Pension Plan”).

The Canadian Pension Plan provides a defined benefit pension entitlement based on earnings and service while he was a Canadian employee. Mr. Villavarayan’s benefit under the Canadian Pension Plan is included in the actuarial present value of the accumulated benefit under the Pension Plan because his benefit under the Canadian Pension Plan is a direct offset to the benefit under the Pension Plan. Messrs. Craig, Anderson, Bowes, Nelligan and Ms. Lim-Johnson were not eligible to participate in the Pension Plan and Supplemental Pension Plan because they were hired after October 1, 2005.

The following table shows the years of credited service and the actuarial present value of the accumulated benefit under the Pension Plan for Mr. Villavarayan. This information is provided as of September 30, 2021 (the measurement date used for financial statement reporting purposes), assuming retirement at age 62. No payments were made to Mr. Villavarayan under the Pension Plan during the fiscal year ended September 30, 2021.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)
Chris Villavarayan	Meritor Retirement Plan	7.58	113,312
	Meritor Supplemental	—	—
Retirement Plan
Jeffrey A. Craig	Meritor Retirement Plan	—	—
	Meritor Supplemental	—	—
Retirement Plan
Carl D. Anderson II	Meritor Retirement Plan	—	—
	Meritor Supplemental	—	—
Retirement Plan
Timothy Bowes	Meritor Retirement Plan	—	—
	Meritor Supplemental	—	—
Retirement Plan
John Nelligan	Meritor Retirement Plan	—	—
	Meritor Supplemental	—	—
Retirement Plan
Hannah S. Lim-Johnson	Meritor Retirement Plan	—	—
	Meritor Supplemental	—	—
Retirement Plan
____________________

(1)	Information on the valuation method and material assumptions applied in quantifying the present value of the current accrued benefits is included in Note 20 of the Notes to Consolidated Financial Statements in the Form 10-K.

The Pension Plan and the Supplemental Pension Plan provide for annual retirement benefits payable on a straight life annuity basis to participating employees, reduced to reflect the cost of Social Security benefits related to service with the Company. The amount of a participant’s annual benefit generally is calculated as 1.5% of the number that is the average of covered compensation for the highest five consecutive years of the ten years preceding retirement, multiplied by years of service, less the Social Security reduction. Covered compensation includes salary and annual incentive award payout under the ICP (see the column headed “Salary” and footnote 5 to the column headed “Non-Equity Incentive Plan Compensation” in the table under the heading Fiscal Year 2021 Summary Compensation Table above).

The Pension Plan and the Supplemental Pension Plan credit participants with service earned with Meritor and its predecessor companies, as applicable. The Pension Plan and the Supplemental Pension Plan also include “grandfathering” provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the plan and those earned under predecessor plans of Arvin Industries, Inc., Meritor Automotive, Inc. or Rockwell International Corporation.

Participants may generally elect to retire under the Pension Plan and the Supplemental Pension Plan any time after reaching age 55, with the annual benefit reduced by 6% for each year that the participant receives benefit payments prior to his or her reaching age 62. As of the last day of fiscal year 2021, Mr. Villavarayan was not eligible for early retirement under this provision. In the event of the participant’s death, the Pension Plan and the Supplemental Pension Plan also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary. The amount of the survivor’s benefit is 60% of the participant’s benefit under the Supplemental Pension Plan and can range from 0% to 100% of the participant’s benefit under the Pension Plan, depending on the participant’s election as to benefit payment options.

See Note 20 of the Notes to Consolidated Financial Statements in the Form 10-K for information on the funded status of the Pension Plan. The Supplemental Pension Plan is currently unfunded.

Non-union employees hired on or after October 1, 2005, including Messrs. Craig, Anderson, Bowes, Nelligan and Ms. Lim-Johnson, are not eligible to participate in the Pension Plan or the Supplemental Pension Plan. In addition, the Pension Plan and the Supplemental Pension Plan were amended, effective December 31, 2007, to provide that benefits are frozen for all participating employees, including Mr. Villavarayan, as of specified dates. Most participating employees ceased accruing benefits effective January 1, 2008. Some participating employees, who either had at least 20 years of service or were age 50 or older with at least 10 years of service, continued to accrue benefits for an additional transition period that ended June 30, 2011. Mr. Villavarayan did not qualify for this transitional accrual period.

For those not eligible to participate in, or whose benefits have been frozen under, the Pension Plan and the Supplemental Pension Plan, the Company makes additional defined contributions to the Savings Plan or Supplemental Savings Plan on behalf of these individuals, with the amount of the contribution depending on the individual’s salary and age. In fiscal year 2021, the Company contributed the following additional amounts to the Savings Plan and Supplemental Savings Plan under this provision on behalf of the Named Executive Officers: Mr. Villavarayan - $22,969; Mr. Craig - $23,133; Mr. Anderson - $16,217; Mr. Bowes - $13,726; Mr. Nelligan - $12,498; and Ms. Lim-Johnson - $10,523. Both participant contributions and Company matching contributions to the Savings Plan and Supplemental Savings Plan are always 100% vested. These amounts are included in the amounts reported in the column headed “All Other Compensation” and the related footnote under Fiscal Year 2021 Summary Compensation Table above.

The Company has in the past provided for extra years of credited service under the Pension Plan or Supplemental Pension Plan or additional payments to the Savings Plan or Supplemental Savings Plan in lieu of pension payments in employment agreements for some individuals. None of the Named Executive Officers are entitled to any additional years of credited service or additional payments.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2021

The following table reflects contributions made by the Named Executive Officers and the Company to the Company’s Supplemental Savings Plan in fiscal year 2021, together with earnings on the accounts of the Named Executive Officers during the fiscal year. There were no withdrawals or distributions to the Named Executive Officers under that plan in fiscal year 2021.

Name	Executive Contributions In Last Fiscal Year ($)(1)	Registrant Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings In Last Fiscal Year ($)(3)	Aggregate Balance At Last Fiscal Year-End ($)(4)
Chris Villavarayan	89,059	32,103	222,694	1,291,817
Jeffrey A. Craig	197,787	31,321	11,652	4,790,807
Carl D. Anderson II	33,696	13,867	107,747	655,345
Timothy Bowes	5,108	7,662	-419	12,351
John Nelligan	18,654	5,367	44,635	258,614
Hannah S. Lim-Johnson	46,133	11,310	-150	57,293
____________________

(1)	The amounts reported in this column are included in the amounts reported in the column headed “Salary” for 2021 in the table under the heading Fiscal Year 2021 Summary Compensation Table above.
(2)	The amounts reported in this column are included in the amounts reported in the column headed “All Other Compensation” for 2021 in the table under the heading Fiscal Year 2021 Summary Compensation Table above.

(3)	“Earnings” reflect changes in aggregate account value at the end of fiscal year 2021 compared to fiscal year 2020 that do not result from contributions or distributions, including interest, dividends, appreciation or depreciation in stock price and similar items. None of these earnings are reported in the table under the heading Fiscal Year 2021 Summary Compensation Table above.
(4)	Amounts in this column include executive contributions and registrant contributions that were reported as compensation in the Summary Compensation Table for previous years in which the individual in question was a Named Executive Officer.

Description of Non-Qualified Supplemental Savings Plan

Meritor’s Supplemental Savings Plan allows certain executives of the Company, including the Named Executive Officers, to defer amounts that cannot be contributed to the Savings Plan due to deferral and compensation limits imposed by the IRC. Under the Savings Plan, a participant can defer up to 50% of his or her eligible pay, on a before-tax basis, subject to IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. Eligible pay includes base salary, annual incentive payout under the ICP and other eligible bonuses. If an executive elects to participate in the Supplemental Savings Plan, he or she can continue to contribute up to 20% of eligible pay on a before-tax basis, even though his or her Savings Plan contributions or eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the Supplemental Savings Plan are always 100% vested.

The Company also makes non-elective retirement contributions in lieu of pension payments to the Savings Plan, and these contributions would be made to the Supplemental Savings Plan when eligible pay reaches statutory limits. Company pension contributions to the Supplemental Savings Plan vest 20% after two years of employment and 20% each year thereafter, with full vesting occurring after six years of employment.

The plan administrator keeps track of contributions under the Supplemental Savings Plan as if they were invested in investment options selected by the participant. These options include a variety of mutual funds and Common Stock. Growth of the participant’s account depends on the investment results of the selected mutual funds and/or on the market price of, and the payment of dividends on, Common Stock.

Distributions from the Supplemental Savings Plan are made in cash under one of five options, as elected annually by the participant: (1) a lump sum payment six months following termination of employment; (2) a lump sum payment as of January following the later of age 55 or six months following termination of employment; (3) ten annual installments payable in January of each year beginning the year after the later of age 55 or six months after termination of employment; (4) a lump sum payable five years and six months following termination of employment; or (5) three annual installments paid beginning six months following termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The narrative and tables below describe and quantify potential compensation that could be paid to each of the Named Executive Officers by the Company upon termination of employment as of October 3, 2021, voluntarily or with cause, without cause, upon a change of control (or within stated periods thereafter), and upon retirement, death or disability. Except as noted below, the amounts disclosed in the table are based on actual compensation through October 3, 2021 and estimates of future compensation. The actual amounts that could be paid to the Named Executive Officers upon a termination event are subject to a number of variables and can only be determined after occurrence of a termination event.

Voluntary Termination of Employment or Involuntary Termination of Employment with Cause

A Named Executive Officer would be entitled to the following under the Company’s current policies, plans and any applicable employment agreements upon voluntary termination of employment or involuntary termination of employment with cause. “Cause” is defined generally as a continued and willful failure to perform duties; gross misconduct that is materially and demonstrably injurious to the Company; or conviction of or pleading guilty (or no contest) to a felony or to another crime that materially and adversely affects the Company.

Compensation and Benefits. If a Named Executive Officer were to voluntarily resign from his or her position or be terminated for cause, he or she would be entitled only to accrued and unpaid compensation. Participation in benefit plans would cease upon termination.

Incentive Plan Payments and Equity Awards. Upon voluntary termination or termination with cause, a Named Executive Officer would not be entitled to annual incentive or long-term incentive performance plan participation and all unvested equity grants (including unvested restricted shares, restricted share units and performance share units) would be forfeited.

Savings Plan Distributions. Participants in the Savings Plan are generally entitled to a lump sum distribution of the vested interest in their Savings Plan accounts upon any termination of service. Participants in the Supplemental Savings Plan are entitled to receive distributions of the vested portion of their accounts, either in a lump sum or in ten annual installments, at age 55 or six months after any termination of employment, depending on the election made by the participant. All participant contributions and Company matching contributions to the Savings Plan and Supplemental Savings Plan and any related earnings are immediately 100% vested. Retirement contributions made by the Company to the Savings Plan and Supplemental Savings Plan in lieu of participation in the Pension Plan or Supplemental Pension Plan vest 20% for each full year of the participant’s employment beginning with the second year, with full vesting of accounts after completion of six years of service.

The Named Executive Officers would be entitled to receive a distribution of all of their employee and Company-matching contributions and any related earnings from their Savings Plan and Supplemental Savings Plan accounts upon voluntary termination or termination with cause. The Company also makes retirement contributions to the Savings Plan and Supplemental Savings Plan on behalf of the Named Executive Officers in lieu of participation in the Pension Plan and Supplemental Pension Plan. As of October 3, 2021, these additional retirement contributions had vested 100% for all of the Named Executive Officers other than Mr. Bowes, and they are eligible to receive a distribution of 100% of their accounts with respect to these contributions upon voluntary termination or termination with cause.

Termination of Employment without Cause

Upon termination without cause, a Named Executive Officer’s compensation and benefits would be governed by the terms of his or her employment letter or agreement, as follows:

Named Executive Officers’ Employment Agreements. Messrs. Villavarayan, Craig, Anderson, Bowes and Nelligan entered into employment agreements with the Company in March 2021. Under the terms of these agreements, if the Company terminates their employment without cause, they would receive any accrued and unpaid compensation, together with the following severance payments and benefits:

●	Severance pay: They would receive severance pay, at their then-current salary, for a severance period of 18 months.
●	Annual incentive: They would participate in the current year annual incentive prorated for the portion of the year during which they were actively employed.
●	Long-term incentives (see Outstanding Equity Awards at Fiscal Year-End 2021 and Compensation Discussion and Analysis above for further information on the different types of long-term incentive awards that are currently outstanding): Vesting or forfeiture of special or other long-term incentive awards, including restricted shares, restricted share units, performance shares and payouts under performance plans would be determined under the terms of the 2010 LTIP, the 2020 LTIP or the applicable grant agreement. The 2010 LTIP and 2020 LTIP provide for prorated equity vesting and cash payouts for only those existing long-term incentive cycles that began more than a year before the last day employed.
●	Benefits: They would be entitled to continuation of health and welfare benefits (other than AD&D and long-term and short-term disability coverage) throughout the severance period (or until they become subsequently employed and covered by the health plan of the new employer). They also would receive continued life insurance coverage through the end of the severance period.

●	Retirement plans: Savings Plan and Supplemental Savings Plan participation would cease at the end of active employment.
●	Outplacement services: They would receive outplacement services at the Company’s expense for twelve months in an amount not to exceed $10,000.

No perquisites or allowances would be provided to them or paid for by the Company during the severance period. Annual incentive and long-term incentive payouts would occur at the time applicable for all participating employees. All other amounts would be payable periodically over the severance period, with timing of some payments delayed to comply with Section 409A of the IRC.

Savings Plan Distributions. Upon termination without cause, the Named Executive Officers would also be entitled to a distribution of certain amounts in their Savings Plan and Supplemental Savings Plan accounts, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Termination of Employment upon Change of Control

Under their employment agreements, Messrs. Villavarayan, Craig, Anderson, Bowes and Nelligan would receive substantially the same salary payments and benefits in the case of a termination of employment upon change of control (or within two years thereafter) as those outlined above for a termination of employment without cause, except that annual incentives for the current year would be paid out at target.

Vesting of equity and equity-based awards, payouts with respect to performance plans and treatment of stock options are governed by the provisions of the long-term incentive plan under which they were granted. Pursuant to the terms of awards outstanding under the 2010 LTIP and 2020 LTIP, awards do not vest solely upon a change of control. However, upon a termination of employment other than for cause (including retirement, death, disability, termination without cause or termination for good reason) within two years after a change of control, awards vest in full and are deemed fully earned on the termination date, and performance-based awards are paid out at the target amount as of the date of the change of control.

The amounts in the tables below with respect to termination upon change of control reflect the provisions applicable to each grant, as described above, as if the triggering event had occurred on the last day of fiscal year 2021.

Retirement

Upon retirement, a Named Executive Officer may be eligible for the following payments and benefits:

Defined Benefit Pension Plans. Mr. Villavarayan participates in the Pension Plan. The present value of his accumulated benefits is disclosed above in the table under the heading Fiscal Year 2021 Pension Benefits. He was not eligible to retire under the Pension Plan as of the last day of fiscal year 2021, and therefore no amounts are included in the table below. The other Named Executive Officers do not participate in the Pension Plan or Supplemental Pension Plan, and no benefits under those plans would be paid to them, even if they were eligible for retirement.

Savings Plan Distributions. Upon retirement, the Named Executive Officers would be entitled to a distribution of amounts in their Savings Plan and Supplemental Savings Plan accounts, including any vested Company contributions in lieu of Pension Plan or Supplemental Pension Plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Incentive Plan Payments and Equity Awards. Messrs. Craig and Nelligan were eligible to retire and would be entitled to pro rata participation in the annual incentive plan based on the portion of the year employed. They would also be entitled to participation in each outstanding three-year performance cycle on the same basis and to the same extent as if employed for the entire period. Equity and equity-based awards, including restricted shares, restricted share units and performance share units, would continue to vest in accordance with their terms as if still employed if granted at least one year prior to retirement, but would be forfeited if granted less than a year prior to retirement.

The other Named Executive Officers are not eligible to retire under the Company’s retirement plans at the end of fiscal year 2021 and, therefore, would not be entitled to the vesting and payouts described above.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards upon retirement within two years after a change of control.

Death

In the event of death, a Named Executive Officer’s beneficiary would receive the following benefits:

Insurance. The Named Executive Officer’s beneficiary would be entitled to the proceeds of Company-sponsored life insurance policies.

Compensation and Benefits. In addition to any accrued and unpaid compensation, the Named Executive Officer’s spouse and other dependents would be eligible for one month of salary and continuation of medical benefits for a period of six months.

Incentive Plan Payments and Equity Awards. The Named Executive Officer’s beneficiary would be entitled to a pro rata portion of any annual incentive based on the portion of the year that the Named Executive Officer was employed. He or she would also be entitled to pro rata payouts under the long-term incentive plan for each three-year performance cycle and vesting of a pro rata portion of unvested restricted shares, restricted share units and performance share units, based on actual time worked.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards upon death within two years after a change of control.

Savings Plan Distributions. Upon the death of a Named Executive Officer, his or her beneficiary would be entitled to distribution of amounts in the Named Executive Officer’s Savings Plan and Supplemental Savings Plan accounts, including any vested Company contributions in lieu of Pension Plan or Supplemental Pension Plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Disability

In the event of disability of a Named Executive Officer, which is defined generally as the inability to perform the duties of his or her current job as a result of disease or injury, he or she would be entitled to the following benefits:

Compensation and Benefits. The Named Executive Officer would be entitled to continuation of full or partial salary (depending on years of service) for a period of six months, as short-term disability benefits, after which the Named Executive Officer would receive either 50% of salary (subject to tax and with a monthly maximum of $3,000) or 60% of salary (untaxed and with a monthly maximum of $20,000), depending on the benefit election made under the long-term disability program. After 1.5 years on long-term disability benefits, continued eligibility would be based on the inability to perform any job for which the Named Executive Officer is qualified by education, training or experience. Medical, dental, vision and life insurance benefits would continue during the period of receipt of long-term disability benefits as if still employed.

Incentive Plan Payments and Equity Awards. The Named Executive Officer would be entitled to a pro rata portion of any annual incentive based on the portion of the year during which he or she was employed. He or she would also be entitled to pro rata payouts under the long-term incentive plan for each three-year performance cycle and vesting of a pro rata portion of unvested restricted shares, restricted share units and performance share units, based on actual time worked.

See “Termination of Employment upon Change of Control” above for information on additional provisions that would apply with respect to long-term incentive awards upon disability within two years after a change of control.

Savings Plan Distributions. A Named Executive Officer would be entitled to distributions under the savings plans, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Potential Payments at Fiscal Year-End 2021

Assuming termination for the stated reasons on the last business day of fiscal year 2021 and giving effect to the agreements and plan provisions described above, Messrs. Villavarayan, Craig, Anderson, Bowes and Nelligan would receive the following estimated payments and benefits under the agreements and plans in effect on October 3, 2021 described above. With respect to Ms. Lim-Johnson, the following payments and benefits were actually received due to her separation as Senior Vice President, Chief Legal Officer and Corporate Secretary effective October 25, 2021. Amounts attributable to savings plan distributions, life and disability insurance, and health and welfare benefits in the event of death or disability are not included in the tables below because they are available to the Named Executive Officers on the same basis as other salaried employees.

Chris Villavarayan
Termination Event	Severance Pay ($)(1)	Annual Incentive ($)(2)	Vesting of Restricted Shares, RSUs and PSUs ($)(3)	Health and Welfare Benefits ($)	Outplacement Services ($)	Total ($)
Voluntary Termination or Termination with Cause	—	—	—	—	—	—
Termination without Cause	1,402,500	1,404,931	1,442,900	16,051	10,000	4,276,382
Termination Upon Change of Control
-Termination without cause	1,402,500	1,028,500	6,912,655	16,051	10,000	9,369,706
-Death	—	1,028,500	6,912,655	5,350	—	7,946,505
-Disability	—	1,028,500	6,912,655	—	—	7,941,155
Retirement	—	—	—	—	—	—
Death	77,917	1,404,931	2,947,052	5,350	—	4,435,250
Disability	—	1,404,931	2,947,052	—	—	4,351,983

Jeffrey A. Craig
Termination Event	Severance Pay ($)(1)	Annual Incentive ($)(2)	Vesting of Restricted Shares, RSUs and PSUs ($)(3)	Health and Welfare Benefits ($)	Outplacement Services ($)	Total ($)
Voluntary Termination or Termination with Cause	—	—	—	—	—	—
Termination without Cause	1,050,000	1,112,164	5,418,498	20,666	10,000	7,611,328
Termination Upon Change of Control
-Termination without cause	1,050,000	814,175	14,542,266	20,666	10,000	16,437,107
-Death	—	814,175	14,542,266	6,889	—	15,363,330
-Disability	—	814,175	14,542,266	—	—	15,356,441
Retirement	—	1,112,164	10,361,402	—	—	11,473,566
Death	58,333	1,112,164	9,458,017	6,889	—	10,635,403
Disability	—	1,112,164	9,458,017	—	—	10,570,181

Carl D. Anderson II
Termination Event	Severance Pay ($)(1)	Annual Incentive ($)(2)	Vesting of Restricted Shares, RSUs and PSUs ($)(3)	Health and Welfare Benefits ($)	Outplacement Services ($)	Total ($)
Voluntary Termination or Termination with Cause	—	—	—	—	—	—
Termination without Cause	945,000	645,435	1,072,299	27,885	10,000	2,700,619
Termination Upon Change of Control
-Termination without cause	945,000	472,500	3,415,607	27,885	10,000	4,870,992
-Death	—	472,500	3,415,607	9,295	—	3,897,402
-Disability	—	472,500	3,415,607	—	—	3,888,107
Retirement	—	—	—	—	—	—
Death	52,500	645,435	1,917,860	9,295	—	2,625,090
Disability	—	645,435	1,917,860	—	—	2,563,295

Timothy Bowes
Termination Event	Severance Pay ($)(1)	Annual Incentive ($)(2)	Vesting of Restricted Shares, RSUs and PSUs ($)(3)	Health and Welfare Benefits ($)	Outplacement Services ($)	Total ($)
Voluntary Termination or Termination with Cause	—	—	—	—	—	—
Termination without Cause	742,500	405,702	66,108	27,885	10,000	1,252,195
Termination Upon Change of Control
-Termination without cause	742,500	297,000	710,144	27,885	10,000	1,787,529
-Death	—	297,000	710,144	9,295	—	1,016,439
-Disability	—	297,000	710,144	—	—	1,007,144
Retirement	—	—	—	—	—	—
Death	41,250	405,702	171,437	9,295	—	627,684
Disability	—	405,702	171,437	—	—	577,139

John Nelligan
Termination Event	Severance Pay ($)(1)	Annual Incentive ($)(2)	Vesting of Restricted Shares, RSUs and PSUs ($)(3)	Health and Welfare Benefits ($)	Outplacement Services ($)	Total ($)
Voluntary Termination or Termination with Cause	—	—	—	—	—	—
Termination without Cause	742,500	405,702	320,532	27,885	10,000	1,506,619
Termination Upon Change of Control
-Termination without cause	742,500	297,000	1,112,005	27,885	10,000	2,189,390
-Death	—	297,000	1,112,005	9,295	—	1,418,300
-Disability	—	297,000	1,112,005	—	—	1,409,005
Retirement	—	405,702	600,389	—	—	1,006,091
Death	41,250	405,702	578,995	9,295	—	1,035,242
Disability	—	405,702	578,995	—	—	984,697

Hannah S. Lim-Johnson

Termination Event	Severance Pay ($)(1)		Annual Incentive ($)(2)	Vesting of Restricted Shares, RSUs and PSUs ($)(3)	Health and Welfare Benefits ($)	Outplacement Services ($)	Total ($)
Voluntary Termination or Termination with Cause	—		—	—	—	—	—
Termination without Cause	690,000	(4)	408,434	217,072	20,666	10,000	1,346,172
Termination Upon Change of Control
-Termination without cause	—		—	—	—	—	—
-Death
-Disability
Retirement	—		—	—	—	—	—
Death	—		—	—	—	—	—
Disability	—		—	—	—	—	—
____________________

(1)	Based on annual salary as of the last day of fiscal year 2021. For Messrs. Villavarayan, Craig, Anderson, Bowes and Nelligan, severance pay in the event of involuntary termination of employment without cause would be contingent on compliance with the non-compete provisions in their employment agreements.
(2)	The executive would be entitled to annual incentive participation for fiscal year 2021 in accordance with the terms of the ICP. For this purpose, actual incentive compensation paid for fiscal year 2021 has been included, except in the case of termination upon change of control, in which case the target annual incentive compensation amount has been included.
(3)	Based, as applicable, on the number of unvested shares of restricted stock, unvested restricted share units and unvested performance share units (reported at the actual performance level achieved for the fiscal 2019-2021 performance cycle and achievement at the target levels for the fiscal 2020-2022 and fiscal 2021-2023 performance cycles), as follows:

●in the case of termination upon change of control, the total number granted;
●in the case of termination without cause, a prorated number of shares of restricted stock, restricted share units and performance share units for only those existing long-term incentive cycles that began more than a year before the last day employed; and
●in the case of death and disability, a prorated number of shares of restricted stock, restricted share units and performance share units, based on active time worked prior to the date of the death or disability.

In each case, the applicable numbers are multiplied by the NYSE Closing Price on October 1, 2021 ($22.56), the last trading day of fiscal year 2021.
(4)	Includes all severance pay, distributions under the Company’s Savings Plans and reimbursement for unused vacation time, including amounts that were paid or are payable after October 3, 2021.

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees (excluding our CEO), the annual total compensation of our CEO, and the ratio of these two amounts. In March 2021, Mr. Craig, formerly the Chief Executive Officer and President, assumed the title of Executive Chairman of the Board, and Mr. Villavarayan, formerly Executive Vice President and Chief Operating Officer, assumed the title of Chief Executive Officer and President. As a result, we have calculated Mr. Villavarayan’s compensation for purposes of the CEO pay ratio by annualizing his base pay and cash allowances in lieu of perquisites and adding all other amounts as reflected in the Summary Compensation Table. As noted previously, the column headed “Stock Awards” and footnote 4 in the table under the heading Fiscal Year 2021 Summary Compensation Table includes incremental accounting expense related to adjustments to Mr. Villavarayan’s existing awards under the fiscal 2019-2021 performance cycle.

For 2021, any changes in employee population or compensation arrangements did not result in material changes to the median employee determination. While the individual identified as our median employee for 2019 and 2020 is no longer an employee of the Company, an individual with substantially similar compensation has been selected as the median employee for 2021. We utilized the consistently applied compensation measure of total direct compensation (“TDC”) for the period from September 28, 2020 to October 3, 2021, which consisted of the sum of annual base pay and the value of annual and target long-term incentives.

For 2021, the median TDC of all employees of the Company (other than the CEO), was $39,786. The total compensation of the CEO was $7,703,378. Based on this information, the ratio of the annual total compensation of the Company’s CEO to the median of the annual total compensation of all employees was approximately 194 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio we have reported.

PROPOSAL 2 - ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. We provide this advisory vote on an annual basis, and the next such vote will occur at the Annual Meeting of Shareholders in 2023.

As described in detail under the heading Executive Compensation - Compensation Discussion and Analysis, we believe our executive compensation program is balanced, seeks to closely align the interests of our Named Executive Officers with the long-term interests of our shareholders, and is focused on pay for performance in support of Meritor’s business objectives. As you review the Compensation Discussion and Analysis section of this proxy statement and the other sections related to executive compensation, you should note the following:

●	The Company’s annual incentive compensation and long-term incentive compensation are both based on the achievement of business objectives that support Meritor’s long-term success.
●	A substantial portion of our Named Executive Officers’ compensation is tied to Meritor’s stock performance (including the equity-based awards reflected in the tables under the headings Executive Compensation – Fiscal Year 2021 Summary Compensation Table and – Grants of Plan-Based Awards in Fiscal Year 2021 above), which aligns executive and shareholder interests.
●	We utilize three-year vesting cycles for service-based restricted shares and restricted share units and for performance-based long-term incentive awards to promote a longer-term focus.
●	Our compensation actions show that we maintain a pay-for-performance culture by basing a significant portion of payments under our incentive plans on achievement of measurable business objectives.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement, in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Fiscal Year 2021 Summary Compensation Table and the other related tables and disclosure in the Proxy Statement.”

The Board recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

AUDIT COMMITTEE REPORT

The Audit Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of Meritor. The Audit Committee’s function is more fully described in its charter, which is summarized above under the heading Board and Committees – Committees – Audit Committee and is available in the section headed “Investors – Corporate Governance” on the Meritor website (www.meritor.com). The four directors listed below were the members of the Audit Committee who participated in the review, discussions and recommendation with respect to the Audit Committee Report for fiscal year 2021.

The Board has determined that (1) all of the members of the Audit Committee meet the criteria for independence specified in the listing standards of the New York Stock Exchange; (2) all of the members of the Audit Committee are “financially literate,” and one or more members of the Audit Committee possess accounting or related financial management expertise (as these qualifications are interpreted in the business judgment of the Board), in each case as required by the listing standards of the New York Stock Exchange; and (3) Jan A. Bertsch and Fazal Merchant qualify as “audit committee financial experts,” as required by the SEC and defined in Regulation S-K. Each member of the Audit Committee has either education and high-level experience in financial matters, or an extensive working knowledge of financial matters acquired through operational experience leading significant businesses. This mix of financial and operational expertise provides the Audit Committee with diverse viewpoints on financial matters and enhances its effectiveness. The qualifications of each Audit Committee member are disclosed under the heading Election of Directors – Information as to Nominees for Director and Continuing Directors above.

The Audit Committee is responsible for annual selection and overseeing the independence, qualifications and performance of the independent auditors. The criteria considered by the Audit Committee in carrying out this responsibility are discussed below under the heading Proposal to Approve the Selection of Auditors. The Audit Committee is also responsible for approval of the independent auditor’s compensation and, as a policy, all services provided and the related budgets are pre-approved. The procedure for approval of independent auditor compensation is discussed in more detail under the heading Independent Accountants’ Fees below.

The Audit Committee is also responsible for reviewing significant internal control matters, the adequacy of the system of internal controls, the internal audit charter, the scope of the annual internal audit plan and the results of internal audits. The Audit Committee also consults with management as to appointment, reassignment, replacement, dismissal and compensation of the internal auditor.

Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2021 with the Company’s management and with Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditors. The Audit Committee has also reviewed and discussed communications from both management and Deloitte regarding internal controls over financial reporting, as required by the Public Company Accounting Oversight Board’s Auditing Standard No. 5, “An Audit of Internal Control over Financial Reporting That is Integrated with an Audit of Financial Statements,” and applicable SEC rules.

The discussions with Deloitte also included the overall scope of and plans for the audit and the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees.” In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in Meritor’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the Securities and Exchange Commission.

Audit Committee

Jan A. Bertsch, Chair
Rodger L. Boehm
Fazal Merchant
Thomas L. Pajonas

INDEPENDENT ACCOUNTANTS’ FEES

During the last two fiscal years, Deloitte billed Meritor and its subsidiaries the following fees for its services:

	Fiscal Year Ended September 30,
	2020	2021
Audit fees(a)	$4,648,500	$4,670,000
Audit-related fees(b)	419,000	273,000
Tax fees(c)	259,300	55,500
All other fees	—	—
TOTAL	$5,326,800	$4,998,500
____________________

(a)	Includes fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(b)	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Audit-related fees principally include amounts for the services provided in connection with our securities offerings.
(c)	Includes fees for tax consulting and compliance.

Pursuant to its charter, the Audit Committee is responsible for selecting, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company; and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

All of the audit-related and tax services provided by Deloitte in fiscal years 2020 and 2021 (described in the footnotes to the table above) and related fees were approved in advance by the Audit Committee.

PROPOSAL 3 - APPROVE THE SELECTION OF AUDITORS

The Audit Committee has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareholders. Deloitte & Touche LLP has acted as auditors for Meritor and its predecessor company, Meritor Automotive, Inc., since 1996.

Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered, among other things, the qualifications of that firm and the quality of its work, including its performance for Meritor, its ability and expertise in handling the breadth and complexity of Meritor’s world-wide operations, the appropriateness of its fees and its reputation for integrity and for competence in the fields of accounting and auditing. The members of the Audit Committee and the Board currently believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders. Representatives of Deloitte & Touche LLP are expected to attend the 2022 Annual Meeting, are expected to be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

The Board recommends that you vote “FOR” the proposal to approve the selection of Deloitte & Touche LLP to act as auditors for Meritor.

VOTE REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of Common Stock entitled to be cast on any matter to be acted on at the 2022 Annual Meeting is necessary to have a quorum. Once a share is represented with respect to any matter, it is deemed present for quorum purposes for the remainder of the meeting. Assuming a quorum is present, the vote required for approval of each proposal is as follows:

●	Proposal 1: Election of Directors —
○ Plurality. Under Indiana law and our By-Laws, the seven nominees who receive the greatest number of votes for election as Class I and Class III directors cast by the holders of our Common Stock entitled to vote at the meeting will become directors at the conclusion of the tabulation of votes. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.
○ Majority Vote Policy. Under the Company’s majority vote policy (as described above under the heading Corporate Governance at Meritor – Board Composition), any nominee for director who is elected but who receives a greater number of “withhold” votes than “for” votes in an uncontested election is required to tender his or her resignation promptly after the certification of the election results. The Corporate Governance and Nominating Committee will consider the matter and recommend to the Board what action should be taken. The Board is required to take action and publicly disclose its decision, including the underlying rationale, within 90 days of certification of the election results.
●	Proposal 2: Advisory Vote on Executive Compensation — The proposal relating to the advisory vote on executive compensation will be considered approved if more votes are cast in favor of the proposal than are cast against it. This proposal is advisory in nature, which means that it is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
●	Proposal 3: Selection of Auditors — Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to approve the selection of auditors than are cast against it.

Abstentions and broker non-votes will have the following effects on the outcome of the proposals:

●	Effect of Abstentions — Under Indiana law, an abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting will not affect the outcome of the election of directors, the advisory vote on executive compensation or the proposal to approve the selection of auditors.
●	Effect of Broker Non-Votes — If your shares of Common Stock are held in “street name” and you do not give your broker voting instructions, your broker will have discretion to vote your shares only for the proposal to approve the selection of auditors. With respect to all other matters to be voted on at the 2022 Annual Meeting, the votes associated with shares held in “street name” for which you do not give your broker voting instructions will be considered “broker non-votes,” which means your broker will not have discretion to vote your shares on those matters. Broker non-votes will not affect the outcome of the election of directors or the advisory vote on executive compensation.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1), (2) and (3) of the accompanying Notice of 2022 Annual Meeting of Shareholders, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

ANNUAL REPORTS

Our Annual Report to Shareholders, including the Form 10-K and financial statements, for the fiscal year ended September 30, 2021, was either made available electronically or mailed to shareholders with this proxy statement.

EXPENSES OF SOLICITATION

Meritor will bear the cost of the solicitation of proxies. In addition to the use of the mail and use of a website to make proxy materials available electronically, proxies may be solicited personally, or by telephone, telegraph, telecopy, internet or other means of communication by our directors, officers and employees without additional compensation. As usual, we will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Under the SEC’s rules and regulations, shareholder proposals for the 2023 Annual Meeting of Shareholders must be received on or before August 19, 2022, at the Office of the Corporate Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in our proxy materials.

The proxy access provision of our By-Laws allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on our Board, if the shareholder or group meets the ownership requirement of 3% or more of our outstanding Common Stock held continuously for at least the previous three years. In order for such nominees to be included in our proxy materials, the shareholder(s) and nominee(s) must also satisfy the other requirements specified in our By-Laws and submit a notice of proxy access nomination together with certain related information required by our By-Laws to our Corporate Secretary in writing at the above address on or after September 29, 2022 and on or before October 29, 2022.

Our By-Laws require a shareholder desiring to propose any matter for consideration at the 2023 Annual Meeting of Shareholders, other than through inclusion in our proxy materials, to notify our Corporate Secretary in writing at the above address on or after September 29, 2022 and on or before October 29, 2022.

COMMUNICATIONS WITH THE BOARD

We have established procedures for shareholders and other interested parties to communicate directly with non-management members of the Board. You can contact the Board by mail at: Meritor Board of Directors, 33717 Woodward Ave., PMB 335, Birmingham, MI 48009.

If you have concerns involving internal controls, accounting or auditing, you can contact the Audit Committee directly by mail at: Meritor Audit Committee, 33717 Woodward Ave., PMB 407, Birmingham, MI 48009.

FORWARD LOOKING STATEMENTS

This proxy statement contains statements and estimates relating to future results of the company and compensation of the Named Executive Officers that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and compensation may differ materially from that projected as a result of certain facts and uncertainties, including but not limited to timing of and reason for termination of employment; compensation levels and outstanding equity and incentive awards at the time of termination; and age and length of service at the time of termination; as well as other facts and uncertainties, including but not limited to those detailed herein, in the Form 10-K and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

December 17, 2021

If your Meritor shares are registered in your name and you plan to attend the Annual Meeting of Shareholders to be held at the Westin Detroit Metropolitan Airport, 2501 World Gateway Place, in Detroit, Michigan 48242 on January 27, 2022, please be sure to:

●	indicate your desire to attend the meeting when you grant your proxy via our Internet or telephone voting procedures; or
●	mark the appropriate box on the proxy card and mail the card using the enclosed envelope.

If your shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your Meritor share ownership with you to the meeting. You should be able to obtain evidence of your Meritor share ownership from the broker, trustee, bank or other nominee who holds your shares on your behalf.

MERITOR, INC. 2135 W. MAPLE RD. TROY, MI 48084

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on January 26, 2022 for shares held directly and by 11:59 P.M. Eastern Time on January 25, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on January 26, 2022 for shares held directly and by 11:59 P.M. Eastern Time on January 25, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO REQUEST PAPER COPIES OF PROXY MATERIALS: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 13, 2022 to facilitate timely delivery.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63323-P64156	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERITOR, INC.					For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR the following:					☐	☐	☐
Proposal 1 -	The election of directors - nominees for a term expiring in 2023:
	Nominees:
	01)	Ivor J. Evans	05)	Jan A. Bertsch
	02)	William R. Newlin	06)	Rodger L. Boehm
	03)	Thomas L. Pajonas	07)	Lloyd G. Trotter
	04)	Chris Villavarayan
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain
Proposal 2 -	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement;	☐	☐	☐

Proposal 3 -	To consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company;	☐	☐	☐

Proposal 4 -	To transact such other business as may properly come before the meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MERITOR, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 27, 2022.

The Annual Meeting of Shareholders will be held on Thursday, January 27, 2022, at 9:30 a.m., at The Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, Michigan 48242.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request printed copies. The items to be voted on are provided on the reverse side of this notice.

This communication presents only a brief overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D63324-P64156

MERITOR, INC.

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, DIRECTED TRUSTEE

The undersigned hereby appoints Ivor J. Evans, William R. Newlin and Lloyd G. Trotter, jointly and severally, proxies, with full power of substitution, to vote shares of common stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held at The Westin Detroit Metropolitan Airport, 2501 World Gateway Place, Detroit, Michigan 48242, on January 27, 2022 or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Directed Trustee, to vote shares of common stock of the Company allocated, respectively, to accounts of the undersigned under the Meritor, Inc. Savings Plan and the Meritor, Inc. Hourly Employees Savings Plan, and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

Where a vote is not specified:

●

The proxies will vote all such shares owned of record FOR the election of directors and FOR proposals (2) and (3) and will vote as they deem proper on such other matters as may properly come before the meeting; and

●

T. Rowe Price Trust Company, as Directed Trustee, will vote all such shares allocated to the Meritor, Inc. Savings Plan and Hourly Employees Savings Plan accounts of the undersigned on proposals (1), (2) and (3) in the same manner and proportion as shares for which voting instructions are received.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope